SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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Filed by a Party other than the Registrant [   ]

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[ ]	Preliminary Proxy Statement
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[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to sec. 240.14a-12

AT&T WIRELESS SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AT&T WIRELESS SERVICES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

       The Annual Meeting of Shareholders of AT&T Wireless Services, Inc. will be held at Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington 98004, on Wednesday, June 11, 2003, at 9:00 a.m. Pacific time (doors will open at 8:30 a.m. Pacific time).

      Items of business at the meeting will be:

(1)	To elect three members of the board of directors for three-year terms.

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for 2003.

(3)	To approve the Amended and Restated AT&T Wireless Services, Inc. 2001 Long Term Incentive Plan.

(4)	To approve the AT&T Wireless Short Term Incentive Plan.

(5)	To act on the shareholder proposals set forth in the proxy statement, if they are presented.

(6)	To act on other matters and transact other business, as may properly come before the meeting and any adjournment or postponement of the meeting.

      Only shareholders who held shares of record as of the close of business on April 14, 2003, are entitled to receive notice of and to vote at the meeting or any adjournment or postponement thereof.

      Your vote is important. Whether or not you plan to attend the annual meeting in person, please submit your proxy as soon as possible. You can vote by telephone, on the Internet or by mail with a proxy card. Voting by any of these three methods will ensure that you are represented at the annual meeting even if you are not there in person. Please review the instructions on the proxy card regarding each of these voting options. Shareholders who have previously voted but attend the meeting may change their vote at the meeting.

      Our 2002 Annual Report, which is not a part of the proxy soliciting material, is enclosed.

By Order of the Board of Directors

MARILYN J. WASSER
Associate General Counsel
and Corporate Secretary

Redmond, Washington

April 14, 2003

Proxy Statement
Annual Meeting and Voting Information
Board Attendance
Board of Directors and Committees
Election of Class II Directors (Proposal No. 1)
Director Compensation
Section 16(a) Beneficial Ownership Reporting Compliance
Report of the Audit Committee
Fees of Independent Accountants
Ratification of Appointment of Independent Accountants (Proposal No. 2)
Security Ownership of Directors and Management
Security Ownership of More Than Five Percent Beneficial Shareholders
Performance Graph
Board Compensation Committee Report on Executive Compensation
Executive Compensation
Approval of the Company’s Amended and Restated 2001 Long Term Incentive Plan (Proposal No. 3)
Approval of the Company’s Short Term Incentive Plan (Proposal No. 4)
Certain Relationships and Related Party Transactions
Shareholder Proposal on Indexed Stock Options (Proposal No. 5)
Shareholder Proposal on Shareholder Rights Plans (Proposal No. 6)
Appendix A: Charter of the Audit Committee
Appendix B: Amended and Restated AT&T Wireless Services, Inc. 2001 Long Term Incentive Plan
Appendix C: AT&T Wireless Short Term Incentive Plan

i

AT&T WIRELESS SERVICES, INC.

ANNUAL MEETING OF SHAREHOLDERS

To be Held Wednesday, June 11, 2003

Proxy Statement

      The enclosed proxy is solicited by the board of directors of AT&T Wireless Services, Inc., a Delaware corporation (the “Company”), for use at the annual meeting of shareholders of the Company to be held at 9:00 a.m. Pacific time on Wednesday, June 11, 2003, at Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington 98004, and at any adjournment or postponement thereof.

      The Company’s principal offices are located at 7277 — 164th Avenue NE, Building 1, Redmond, Washington 98052. This proxy statement and the accompanying proxy card are being mailed on or after April 14, 2003 to the shareholders of the Company.

      If you hold shares of record as a registered shareholder, you can simplify your voting process and save the Company expense by voting your shares by telephone at 1-800-435-6710 or on the Internet at http://www.eproxy.com/awe. More information regarding telephone and Internet voting is given on the proxy card. If you hold shares through a bank or brokerage firm, the bank or brokerage firm will provide you with separate instructions on a form you will receive from them. Many such firms make telephone or Internet voting available, but the specific processes available will depend on those firms’ individual arrangements.

      You may access this proxy statement and the Company’s 2002 Annual Report via the Internet on the AT&T Wireless Investor Relations website at http://www.attws.com/wirelessir. If you would like to access your proxy statement and annual report electronically in the future, in lieu of receiving paper copies, please sign up for electronic delivery of these documents online at http://www.eproxy.com/awe, or choose this option by following the appropriate instructions when you vote by telephone or by marking the appropriate box on your proxy card.

Annual Meeting and Voting Information

     Admission to the Annual Meeting

      When voting, please respond to the question asking whether you plan to attend the annual meeting. If you hold shares of record as a registered shareholder and would like to attend the meeting in person, please bring the admission ticket provided on your proxy card. If you hold shares through a bank or brokerage account, please obtain admission material from your bank or brokerage firm, or bring evidence of your ownership as of the record date, such as a bank or brokerage account statement, to the meeting. In all cases, you must bring photo identification to the meeting for admission, and if you do not provide an admission ticket, a registration process will be required. Please also note that seating at the meeting will be limited and admittance will be based upon space availability.

     Securities Outstanding, Quorum and Voting Rights

      Only shareholders who held shares of record as of the close of business on April 14, 2003, the record date, are entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement thereof. On February 28, 2003 there were 2,710,705,841 shares of Company common stock, 207,537 shares of Company Series C preferred stock and 25,428 shares of Company Series E preferred stock outstanding.

      Holders of common stock are entitled to one vote for each share of common stock held as of the record date. Holders of Series C preferred stock and Series E preferred stock are entitled to an aggregate of 1,926,069 votes and 251,189 votes, respectively, for the shares of Series C preferred stock and Series E preferred stock held as of the record date. Each share of Series C preferred stock is entitled to that number of votes equal to 1,926,069 divided by the number of shares of Series C preferred stock outstanding on the record date. Each share of Series E preferred stock is entitled to that number of votes equal to 251,189 divided by the number of shares of Series E preferred stock outstanding on the record date. Holders of Series C preferred stock and Series E preferred stock will vote together with holders of common stock as a single voting group on the proposals described in this proxy statement. Voters are not entitled to cumulate votes in the election of directors.

      Transaction of business may occur at the meeting if a quorum is present. A quorum will be present if a majority of the voting power of the outstanding shares of Company stock are present at the meeting, in person or by proxy. If a quorum is present at the annual meeting, those nominees for election to the board of directors who receive the greatest number of votes cast for the election of directors by shares present at the meeting, in person or by proxy, and entitled to vote, shall be elected directors.

      Each of the proposals relating to the ratification of the appointment of independent accountants (Proposal 2), the approval of the Company’s Amended and Restated 2001 Long Term Incentive Plan (Proposal 3) and the approval of the Company’s Short Term Incentive Plan (Proposal 4), and the shareholder proposals relating to indexed stock options (Proposal 5) and shareholder rights plans (Proposal 6), respectively, will be adopted if a majority of the voting power of the shares present at the meeting, in person or by proxy, and entitled to vote, affirmatively vote in favor of the applicable proposal.

      In the election of directors, withholding the vote as to all or specific nominees, which is the equivalent of abstaining, will have no effect on the outcome, since an abstention is not a vote cast. For each of Proposal 2, 3, 4, 5 and 6, abstentions will have the same effect as a vote “against” those proposals because abstentions will represent votes present at the meeting and entitled to vote on the matter.

      Broker non-votes will have no effect on the election of directors or the adoption of Proposal 2, 3, 4, 5 or 6 because broker non-votes will not be considered votes cast or shares entitled to vote at the meeting. Broker non-votes occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker does not exercise discretion to vote those shares on a particular matter. Brokers may exercise discretion to vote shares as to which instructions are not given with respect to the election of directors and Proposals 2, 3 and 4, but not with respect to Proposals 5 and 6.

     Voting and Revocation of Proxies

      Your vote is important. Please vote by telephone, on the Internet or by signing and returning the proxy card, even if you plan to attend the annual meeting. You may cancel an earlier vote and vote differently at the meeting if you wish. If you return a signed proxy card without giving instructions as to your choices, the shares represented by your proxy will be voted by the proxies appointed by the board of directors, in their discretion. Returning your proxy card is not necessary if you vote by telephone or on the Internet.

      Whether you attend the meeting or not, you may revoke a proxy at any time before it is voted at the meeting. You may do so by executing and returning a proxy card dated later than the previous one or by properly submitting a later proxy via telephone or the Internet. You also may revoke your proxy by casting your vote by ballot at the meeting or by submitting an instrument of proxy revocation to the inspector of election in care of the Associate General Counsel and Corporate Secretary of the Company before the vote is taken at the meeting.

     Voting of Shares Held in 401(k) Plan

      The trustee of the Company’s 401(k) plan for employees, Fidelity Management Trust Company, will vote Company shares credited to your account in accordance with the voting instructions you give to the trustee. The trustee will vote the 401(k) plan shares for which it does not receive voting instructions in the same proportion as the shares for which it receives voting instructions.

Board Attendance

      In 2002, the board of directors held six regularly scheduled and three special meetings, and board committees held a combined seventeen regularly scheduled and nine special meetings. The aggregate attendance rate for these board and committee meetings was 97%.

Board of Directors and Committees

      Currently, the board of directors has four standing committees: the Audit Committee, the Compensation Committee, the Governance Committee and the Technology Committee. Committee membership and the responsibilities assigned by the board of directors to each of the committees are briefly described below. Since the distribution of last year’s proxy statement, the Company’s board of directors has amended the charters of each of the Audit Committee, the Compensation Committee and the Governance Committee, to reflect, among other things, requirements of recently adopted federal legislation, including the Sarbanes-Oxley Act of 2002, new and proposed rules of the Securities and Exchange Commission, and certain proposed listing standards of the New York Stock Exchange. In addition, the board of directors has reviewed the relationships between the Company and each of the directors and has determined that a majority of them are independent as defined by the proposed New York Stock Exchange listing standards as published in March 2003.

      The board of directors has adopted a practice of meeting in executive session at each of its regularly scheduled meetings without the presence of Company management, including the Chairman and Chief Executive Officer. During such sessions, the board’s practice is for the Chairman of the Governance Committee to preside generally, with the participation and direction, as appropriate, of the other committee chairmen regarding subject matters under discussion. In addition, the Audit Committee has adopted the practice of reserving time at each meeting to meet without members of Company management present. The Compensation Committee and the Governance Committee also have adopted a similar practice of meeting periodically without members of Company management present.

      Audit Committee. The primary purposes and general duties of this committee are set forth in the committee’s charter (attached as Appendix A) and include: monitoring the Company’s compliance with legal and regulatory requirements; overseeing the Company’s financial disclosures and reporting, including reviewing with management and the independent accountants issues relating to the quality and integrity of the Company’s consolidated financial statements and the related portions of periodic reports and other public disclosures; and monitoring the independence, performance and qualifications of the Company’s internal and independent accountants. Other specific duties of the committee include: overseeing, appointing and terminating, as appropriate, as well as approving, all services performed by, the independent accountants; reviewing Company guidelines and policies relating to risk assessment and risk management, as well as issues relating to the adequacy of the Company’s internal controls; and developing and monitoring compliance with a code of business conduct and ethics.

      The three members of the committee, Walter Y. Elisha, Donald V. Fites and John W. Madigan (Chairman), have been determined by the board of directors to be independent as defined by current New York Stock Exchange listing standards, as well as by the proposed New York Stock Exchange listing standards as published in March 2003. The board of directors has determined that the committee chairman, Mr. Madigan, qualifies as an independent “audit committee financial expert” under the rules adopted earlier this year by the Securities and Exchange Commission pursuant to requirements of the Sarbanes-Oxley Act. The committee met 12 times in 2002.

      Compensation Committee. This committee’s main purpose is to establish, administer and review the Company’s total compensation and benefits policies and programs for Company executives, employees and non-management directors. In particular, the committee monitors and reviews the design and implementation of the Company’s compensation and incentive plans and reviews, approves and recommends corporate goals and objectives for and employment and compensation arrangements with, Company executives. In addition, the committee makes recommendations to the board of directors and shareholders, as appropriate, regarding incentive compensation plans and equity-based plans, provides oversight of the Company’s retirement, welfare and other benefits plans and policies, and formulates long-term plans regarding senior management succession.

      This committee’s three members, Ralph S. Larsen (Chairman), A. Barry Rand and Carolyn M. Ticknor, have been determined by the board of directors to be independent as defined by the proposed New York Stock Exchange listing standards as published in March 2003. The committee met eight times in 2002.

      Governance Committee. This committee has the responsibility for matters related to the governance of the Company and also serves as the nominating committee of the board of directors. Its functions include: identification and review of individuals qualified to become members of the board of directors (including any shareholder suggestions); selection and recommendation to the board of directors of director nominees; development, review and recommendation to the board of directors of corporate governance principles and policies applicable to the Company; and review of compliance with the Company’s corporate governance principles and policies. The Committee also oversees the evaluation of the performance of the board of directors and management of the Company.

      This committee’s four members are Walter Y. Elisha, Donald V. Fites (Chairman), Nobuharu Ono and A. Barry Rand. The committee met six times in 2002.

      Technology Committee. The primary purpose of this committee is to consider all material matters relating to the proper deployment of wideband code division multiple band access, a signal processing standard that the Company has adopted to provide third-generation multimedia services (“W-CDMA”). See “Certain Relationships and Related Party Transactions — NTT DoCoMo Relationship — Technology Committee”. The board of directors expects to complete the formation of the committee in the first half of 2003.

Election of Class II Directors (Proposal No. 1)

      Pursuant to the Company’s By-Laws, the board of directors has fixed its membership at nine. The board of directors is divided into three classes of directors with each class currently consisting of three members. One class of directors is elected to serve three-year terms at each annual meeting of shareholders. At this year’s annual meeting of shareholders, three Class II directors will be elected to hold office until the 2006 annual meeting. At next year’s annual meeting of shareholders, Class III directors will be elected to hold office until the 2007 annual meeting. The following year, Class I directors will be elected to hold office until the 2008 annual meeting of shareholders, and thereafter, elections will continue in a similar manner at subsequent annual meetings pursuant to the Company’s Certificate of Incorporation and By-Laws. Each elected director will continue to serve until a successor has been duly elected, or until death, resignation or retirement.

      Pursuant to recommendation by the Company’s Governance Committee, the board of directors unanimously nominated Donald V. Fites, John W. Madigan and A. Barry Rand as Class II nominees for election to the board of directors. Each of these nominees presently serves on the board of directors.

      The persons named as proxies on the proxy card intend to vote for the named nominees unless you have indicated by proper proxy, Internet or telephonic vote that your shares should be withheld from voting for any or all of these nominees. If at the time of the annual meeting of shareholders any nominee is unavailable or unwilling to serve as a director, the persons named as proxies will vote for the remaining nominees and for any other person designated by the board of directors as a nominee, or the size of the board of directors will be reduced.

The board of directors recommends a vote “for” each of the Class II nominees.

      Each of the director biographies below is current as of February 28, 2003, unless otherwise indicated.

     Class II Nominees

      The following persons are the nominees for Class II directorships with terms ending in 2006.

      Donald V. Fites has been a director since 2001. From 1990 until his retirement in 1999, Mr. Fites served as Chairman of the Board and Chief Executive Officer of Caterpillar Inc., a manufacturer of construction and mining equipment, diesel and natural gas engines, and industrial gas turbines. Mr. Fites is a director of Oshkosh Truck Corporation, AK Steel Corporation, Exxon Mobil Corporation, Georgia-Pacific Corporation and Wolverine World Wide, Inc. Mr. Fites is 69 years old.

      John W. Madigan has been a director since 2001. From 1995 until the end of 2002, Mr. Madigan served as Chief Executive Officer of Tribune Company, a major media company engaged primarily in the newspaper and television business. He currently serves as the Chairman of the Board of Tribune and has held such position since 1996. He also served as President of Tribune from 1994 to 2001. Mr. Madigan is a director of Morgan Stanley. Mr. Madigan is 65 years old.

      A. Barry Rand has been a director since 2001. In January 2003, Mr. Rand was named Chairman of the Board and Chief Executive Officer of Equitant Ltd., a worldwide provider of outsourced management services. Since April 2001, Mr. Rand has served as Chairman Emeritus (which title he has held honorarily since March 2003) of Avis Group Holdings, Inc., a worldwide vehicle rental and fleet management services provider. From 1999 to March 2001, Mr. Rand served as Chairman of the Board and Chief Executive Officer of Avis Group Holdings, Inc. From 1992 to 1998, Mr. Rand served as Executive Vice President, Worldwide Operations, of Xerox Corporation, a document solutions and services provider. Mr. Rand is a director of Agilent Technologies, Inc., Abbott Laboratories and Aspect Communications Corporation. Mr. Rand is 58 years old.

     Class III Directors — Continuing

      The following persons are our Class III directors with terms ending in 2004.

      Nobuharu Ono has been a director since 2001. Since July 2001, Mr. Ono has served as Chief Executive Officer and President, as well as a director, of NTT DoCoMo USA, Inc., a New York-based subsidiary of NTT DoCoMo, which is approximately two-thirds owned by Nippon Telegraph and Telephone Corporation, a Japanese provider of wireline and wireless telecommunications services (“NTT”). From 2001 to 2002, Mr. Ono served as Executive Vice President, Deputy Senior Executive Manager, Global Business Division, NTT DoCoMo, and from 2000 to 2001, he served as Executive Vice President and Senior Executive Manager, Mobile Multimedia Division, NTT DoCoMo. Mr. Ono served as a director of NTT DoCoMo from 2000 to 2002. Prior to that, Mr. Ono served as a director as well as Senior Vice President of the Multimedia Business Department, of NTT East Corp., an affiliate of NTT. From 1998 to 1999, he served as Senior Vice President of the Multimedia Business Department of NTT, and from 1994 to 1998, served as Vice President of the Multimedia Business Department of NTT. Mr. Ono is 57 years old.

      Carolyn M. Ticknor has been a director since 2001. From 1999 until her retirement in March 2001, Ms. Ticknor served as President, Imaging and Printing Systems, of Hewlett-Packard Company, a global provider of computing, printing, and imaging products and services. She also served in various management roles since beginning with Hewlett-Packard in 1977, including serving as its President, LaserJet Solutions, from 1994 to 1999. Ms. Ticknor is a director of Boise Cascade Corporation. Ms. Ticknor is 55 years old.

      John D. Zeglis is Chairman of the Board, Chief Executive Officer and President. He has been Chief Executive Officer of our business since 1999, and Chairman and President since 2001. From 1997 to 1999, Mr. Zeglis served as President of AT&T Corp., and from June to November 1997, he served as its Vice Chairman. Mr. Zeglis is a director of Helmerich and Payne Inc. and Georgia-Pacific Corporation. Mr. Zeglis is 55 years old.

     Class I Directors — Continuing

      The following persons are our Class I directors with terms ending in 2005.

      Walter Y. Elisha has been a director since 2001. From 1983 until his retirement in 1998, Mr. Elisha served as Chairman of the Board of Springs Industries Inc., a textile manufacturing company, and as Chief Executive Officer of Springs Industries from 1981 to 1997. Mr. Elisha is a director of Cummins Engine Company. Mr. Elisha is 70 years old.

      Ralph S. Larsen has been a director since 2001. From 1989 until his retirement in 2002, Mr. Larsen served as Chairman of the Board and Chief Executive Officer of Johnson & Johnson, a pharmaceutical, medical, and consumer products company. Mr. Larsen is a director of General Electric Company and Xerox Corporation. Mr. Larsen is 64 years old.

      Dr. Koichi Nishimura has been a director since April 1, 2003. Until his retirement in January 2003, Dr. Nishimura had served as Chairman of the Board since 1996, Chief Executive Officer since 1992 and President since 1990, of Solectron Corporation, a provider of global manufacturing and supply-chain management services to electronics companies. Dr. Nishimura is a director of Investor AB. Dr. Nishimura is 64 years old.

      Pursuant to the terms of an investor agreement with NTT DoCoMo, Mr. Ono and Dr. Nishimura were NTT DoCoMo board nominees who were appointed to the board of directors. See “Certain Relationships and Related Party Transactions — NTT DoCoMo Relationship — Board and Management Representation”.

Director Compensation

      Directors, other than employee directors who are not compensated for their duties as directors, are compensated in three forms: cash, restricted stock and stock options. Pursuant to arrangements between the Company and NTT DoCoMo, the cash compensation that otherwise would be paid to Mr. Ono is paid to NTT DoCoMo. No form of equity compensation is issued to Mr. Ono or NTT DoCoMo.

      Cash Compensation. Each director is paid an annual cash retainer of $42,000 and committee chairmen are paid an additional $10,000 annual cash retainer. Each director also receives a cash fee of $1,250 for each special board of directors or committee meeting attended.

      At the election of a director, all or a portion of any cash retainers or fees may be paid in shares of common stock or may be deferred pursuant to the Company’s Deferred Compensation Plan for Non-Employee Directors into Company stock units or into a cash-based account.

      Stock Options. Each director receives an annual option grant to purchase shares of the Company’s common stock with a Black-Scholes value of $42,000 immediately following the annual meeting of shareholders. A director initially elected or appointed to the board of directors on a date other than the date of an annual meeting of shareholders receives an initial grant of an option to purchase shares of the Company’s common stock with a Black-Scholes value of $42,000 at the time of election or appointment. Stock options are granted with an exercise price equal to the fair market value of our common stock on the date of grant and vest immediately after the first annual meeting after the date of grant.

      Restricted Stock. Each director receives a grant of shares of restricted stock with a fair market value of $42,000 at the same time such director receives an initial or annual option grant. The number of restricted shares is determined based on the fair market value of our common stock on the date of grant. Restricted stock grants vest immediately after the first annual meeting after the date of grant.

      In addition, the Company pays actual travel and out-of-pocket expenses incurred by directors in connection with their services.

      In 2001, the board of directors adopted a stock ownership target for each of its members equal to three times the value of a director’s annual cash and equity compensation. The board of directors has recommended that each member accumulate that value of stock ownership by the third anniversary of his or her board membership. Various forms of Company securities, including deferred stock units, are included in valuing a director’s stock ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires reports relating to the beneficial stock ownership of Company directors, executive officers and beneficial holders of 10% or more of Company common stock to be filed with the Securities and Exchange Commission. Based on our records and other information, the Company believes that the required Section 16(a) reports in 2002 and through March 31, 2003 for our directors, executive officers and beneficial holders of 10% or more were timely filed, except that one report relating to a cash payout of performance shares originally granted by AT&T Corp. was inadvertently filed late for each of Adele D. Ambrose, Lewis M. Chakrin, William W. Hague, Robert H. Johnson, Michael G. Keith, Gregory P. Landis, Joseph McCabe Jr., Roderick D. Nelson, Philip H. Osman, Jordan M. Roderick, Gregory L. Slemons and John D. Zeglis, and one additional report was inadvertently filed late for each of Mr. Landis and Mr. McCabe.

Report of the Audit Committee

      The members of the Audit Committee are independent as that term is defined in the listing standards of the New York Stock Exchange. On March 20, 2003, the board of directors adopted a revised written Audit Committee Charter, the substance of which is more fully described in “Board of Directors and Committees — Audit Committee”.

      The Audit Committee, in performance of its oversight responsibilities, has reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2002. Additionally, the Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

      The committee has received the written disclosures and the letter from the independent accountants required by the Independence Standards Board Standard No. 1 and has discussed with the independent accountants the independent accountants’ independence.

      Based on the discussions and reviews described above, the Audit Committee recommended to the Company’s board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2002.

The Audit Committee

Walter Y. Elisha
Donald V. Fites
John W. Madigan, Chairman

Fees of Independent Accountants

      The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP in fiscal years 2001 and 2002 are as follows:

		2001*	2002

(1)	Audit Fees (for work relating to: audit of our annual and review of our quarterly financial statements; audits of subsidiaries; SEC filings; 2001 and 2002 public debt offerings; and accounting consultations (e.g., regarding mergers and contract reviews relating to SEC filings))	$4,612,000	$5,335,000
(2)	Audit-Related Fees (for work relating to: internal control reviews; 401(k) plan audits; due diligence relating to transactions; and consultations regarding financial accounting and reporting standards)	$575,000	$1,306,000
(3)	Tax Fees (for work relating to: tax compliance (e.g., preparation of returns, original and amended); and tax consultations (e.g., in connection with tax audits, appeals, tax advice relating to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities))	$397,000	$1,701,000
(4)	All Other Fees (for work relating to: implementation of customer relationship management system; development of mobile multimedia services web portal; financial consultations with executive officers; and legal support)**	$22,418,000	$23,034,000

*	Does not include fees billed for professional services rendered by PricewaterhouseCoopers LLP prior to the split-off in July 2001, which were reported by AT&T Corp. in its 2002 proxy statement.

**	These fees relate to services provided by PwC Consulting, which was acquired by IBM in October 2002 and is no longer a part of PricewaterhouseCoopers LLP, except for $22,000 of fees associated with financial consultations with executive officers and $159,000 of fees associated with legal support services performed in fiscal year 2002. There were no fees associated with financial information systems design or implementation in either fiscal year 2001 or 2002.

      The Audit Committee has considered whether PricewaterhouseCoopers LLP’s provision of non-audit services is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

      The Audit Committee has established a policy requiring its review and approval of all audit services, review and attest engagements and permitted non-audit services to be performed by the Company’s independent accountants. The policy allows the Audit Committee to delegate pre-approval authority to one or more Audit Committee members. The Audit Committee may establish specific procedures for the approval of audit and non-audit services to be performed by the Company’s independent accountants.

Ratification of Appointment of Independent Accountants (Proposal No. 2)

The board of directors recommends a vote “for” this proposal.

      PricewaterhouseCoopers LLP currently serves as the Company’s independent accountants, and that firm conducted the audit of the Company’s consolidated financial statements for fiscal year 2002. The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as independent accountants to conduct an audit of the Company’s consolidated financial statements for fiscal year 2003.

      Appointment of the Company’s independent accountants is not required to be submitted to a vote of the shareholders of the Company for ratification. However, the Audit Committee has recommended that the board of directors submit this matter to the shareholders as a matter of good corporate practice, which the board of directors is doing. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP, and may retain that firm or another without re-submitting the matter to the Company’s shareholders. Even if the appointment is ratified, the Audit

Committee may, in its discretion, direct the appointment of different independent accountants at any time during the year if it determines that such a change would be in the best interests of the Company and the shareholders.

      Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Security Ownership of Directors and Management

      The following table sets forth information regarding beneficial ownership of AT&T Wireless Services, Inc. common stock as of February 28, 2003 for (a) each current director, including those nominated for election as directors in 2003, (b) each of the named executive officers in the Summary Compensation Table below (the “Named Executive Officers”) and (c) all directors and executive officers, including the Named Executive Officers, as a group. Except as otherwise noted and subject to applicable community property laws, the directors and Named Executive Officers had sole voting and investment power with respect to the securities listed opposite their respective names.

				Total Shares
	Shares of		Stock	Beneficially
Name	Common Stock		Options(1)	Owned(2)

Directors:
Walter Y. Elisha	37,453	(3)	23,718	61,171
Donald V. Fites	26,718	(4)	22,452	49,170
Ralph S. Larsen	25,824	(5)	22,452	48,276
John W. Madigan	18,450	(6)	13,600	32,050
Nobuharu Ono(7)	0		0	0
A. Barry Rand	16,413	(8)	13,600	30,013
Carolyn M. Ticknor	17,084	(9)	13,600	30,684
Koichi Nishimura	6,349	(10)	0	6,349
Named Executive Officers:
John D. Zeglis (also serves as a director)	156,127	(11)	4,096,085	4,252,212
Mohan S. Gyani	204,176	(12)	3,347,690	3,551,866
Andre Dahan	233,892	(13)	670,125	904,017
Michael G. Keith	18,641		1,487,350	1,505,991
Joseph McCabe Jr.	13,359		784,740	798,099
Directors and all executive officers as a group (21 persons)	787,196	(14)	13,363,487	14,149,683

(1)	Includes shares of our common stock subject to stock options that are currently exercisable for shares of our common stock or that will be exercisable for shares of our common stock within 60 days after February 28, 2003. An option would be “in-the-money” if the fair market value of the underlying shares as of February 28, 2003 exceeded the exercise price of the option. None of the options reported in this table was “in-the-money” as of February 28, 2003.

(2)	Each director and Named Executive Officer, and the directors and executive officers as a group, beneficially owned less than 1% of our outstanding shares as of February 28, 2003. See footnote 10 regarding inclusion of Dr. Nishimura’s beneficial ownership information in the table.

(3)	Includes 5,300 restricted stock units subject to vesting restrictions.

(4)	Includes 5,300 restricted stock units subject to vesting restrictions and 1,060 stock units held in a deferred compensation plan.

(5)	Includes 5,300 restricted stock units subject to vesting restrictions, 8,789 stock units held in a deferred compensation plan and 96 shares held by a family trust, of which Mr. Larsen is a trustee.

(6)	Includes 5,300 restricted stock units subject to vesting restrictions and 3,683 stock units held in a deferred compensation plan.

(7)	Does not include any shares beneficially owned by NTT DoCoMo, which shares are described in “Security Ownership of More Than Five Percent Beneficial Shareholders” below. Mr. Ono is Chief Executive Officer and President, as well as a director, of NTT DoCoMo’s New York-based subsidiary NTT DoCoMo USA, Inc.

(8)	Includes 5,300 restricted stock units subject to vesting restrictions and 7,099 stock units held in a deferred compensation plan.

(9)	Includes 5,300 restricted stock units subject to vesting restrictions and 7,099 stock units held in a deferred compensation plan.

(10)	Dr. Nishimura was appointed as a director of the Company effective April 1, 2003, and information regarding Dr. Nishimura’s beneficial ownership is presented in the table as of such date. Includes 6,349 restricted stock units subject to vesting restrictions.

(11)	Includes 133,834 restricted stock units subject to vesting restrictions and 1,000 shares held by Chalice Partners, of which Mr. Zeglis is a partner and shares voting and investment power. Mr. Zeglis disclaims beneficial ownership of the shares held by Chalice Partners, except to the extent of his pecuniary interest.

(12)	Includes 1,110 shares held by a family trust.

(13)	Includes 153,402 restricted stock units subject to vesting restrictions.

(14)	Includes 409,894 restricted stock units subject to vesting restrictions, 27,730 stock units held in our deferred compensation plans, 96 shares held in Mr. Larsen’s family trust, and 1,000 shares held by Chalice Partners, of which Mr. Zeglis, Gregory P. Landis, our Executive Vice President and General Counsel, and Philip H. Osman, our Executive Vice President, Mobile Multimedia Services, are partners and share voting and investment power. Each of Messrs. Zeglis, Landis and Osman disclaims beneficial ownership of the shares held by Chalice Partners, except to the extent of their respective pecuniary interests. Does not include shares beneficially owned by Mr. Gyani as Mr. Gyani was no longer an executive officer of the Company as of January 3, 2003, but does include shares beneficially owned by Dr. Nishimura as of April 1, 2003.

Security Ownership of More Than Five Percent Beneficial Shareholders

      The following table sets forth information regarding beneficial ownership of our common stock as of February 28, 2003 for each person or group known by us, based on filings pursuant to Section 13(d) or (g) under the Securities Exchange Act of 1934, to beneficially own more than five percent of the outstanding shares of our common stock.

	Shares Beneficially	Total Percent of
Name	Owned	Shares Outstanding

NTT DoCoMo, Inc.	474,738,719(1)	17.2%
Sanno Park Tower 11-1, Nagata-cho 2-chome Chiyoda-ku Tokyo 100-6150 Japan
Capital Research and Management Company	165,001,700(2)	6.1
333 South Hope Street Los Angeles, California 90071

(1)	According to information furnished in a Schedule 13D/A jointly filed on December 27, 2002, by NTT DoCoMo, Inc., Nippon Telegraph and Telephone Corporation and DCM Capital USA (UK) Limited, each of these entities beneficially owns 474,738,719 shares of our common stock and has shared voting and dispositive power with respect to all of these shares; includes 41,748,273 shares issuable upon exercise of warrants with an exercise price of $35 per share.

(2)	According to information furnished in a Schedule 13G filed on February 13, 2003 by Capital Research and Management Company. Capital Research and Management Company acts as investment advisor to various investment companies and disclaims beneficial ownership of these shares.

Performance Graph

      The following graph provides a comparison of cumulative total shareholder returns of our common stock (listed on the New York Stock Exchange under the symbol “AWE”) compared with the Standard & Poor’s 500 Stock Index and the Barclays Capital Wireless Index*, our selected peer group, since April 27, 2000. In making this comparison, we have assumed an investment of $100 in each of AT&T Wireless Group tracking stock at the time of its initial listing on the New York Stock Exchange, the Standard & Poor’s 500 Stock Index and the Barclays Capital Wireless Index. AT&T Wireless Group tracking stock was a class of securities of AT&T Corp. that was intended to reflect the financial and economic value of AT&T Wireless Group of which the Company constituted the major part. AT&T Wireless Group was an integrated set of businesses, assets and liabilities, including those of the Company, consisting of AT&T Corp.’s wireless operations. On July 9, 2001, we split off from AT&T Corp., and in connection with the split-off, shares of AT&T Wireless Group tracking stock were redeemed on a one-for-one basis in exchange for shares of our common stock, and shares of our common stock were issued to holders of AT&T common stock as a dividend of approximately 0.32 of a Company common share for each share of AT&T common stock held.

*	The companies which comprise the Barclays Capital Wireless Index are: ALLTEL Corporation; Centennial Communications Corp.; Millicom International Cellular S.A.; Nextel Communications, Inc.; Price Communications Corporation; Sprint PCS Group; Telesystem International Wireless Inc.; United States Cellular Corporation; Vimpel-Communications OJS (American Depositary Receipt, “ADR”); Vodafone Group plc (ADR); and Western Wireless Corporation.

     Comparison of Cumulative Total Returns

	Indexed Returns

	Base Period	Year Ending	Year Ending	Year Ending
Company Name/Index	Apr. 27, 2000	Dec. 31, 2000	Dec. 31, 2001	Dec. 31, 2002

AWE (tracking stock prior to split-off)	100	54.42	45.17	17.76
S&P 500	100	90.83	80.04	62.35
Barclays Capital Wireless (peer group)	100	70.71	53.55	36.45

Board Compensation Committee Report on Executive Compensation

      The Compensation Committee of the board of directors (the “Committee”) is composed of non-employee directors who meet the listing standards relating to director independence proposed by the New York Stock Exchange in March 2003. The Committee is responsible for overseeing and administering the Company’s executive compensation program and reviews with the board of directors the performance and compensation of the senior executive officers. The Committee considers comments of the full board of directors with regard to its decisions.

     Compensation Policy and Objectives

      The Company’s compensation program is designed to attract, motivate and retain executives who possess high-caliber skills and talents to achieve business success and drive shareholder value. The program is intended to enable the Company to compete for executive talent with companies in a variety of industries. The program focuses on both short- and long-term performance as measured by the Company’s financial results and value creation for stakeholders.

      The Committee’s principles in establishing compensation programs include:

•	Recognizing individual and group achievement in order to foster a performance-driven culture;

•	Ensuring that at-risk, performance-based compensation makes up the majority of the total executive compensation package;

•	Ensuring that incentive programs appropriately balance short- and long-term objectives;

•	Aligning the interests of executives with shareholders through stock-based compensation opportunities;

•	Designing programs that support value creation for our stakeholders; and

•	Reviewing programs on an ongoing basis to ensure that they enable the Company to remain competitive for executive talent and are reflective of current market conditions.

     Compensation Components and Practices

      The 2002 compensation program consisted of three components: (i) base salary, (ii) annual cash bonus, including an all-employee program, and (iii) long-term incentives in the form of stock options and restricted stock units. The total compensation package is designed to provide participants with appropriate incentives to achieve current operational performance goals as well as the long-term objective of enhancing shareholder value. In making compensation decisions, the Committee reviews compensation survey information supplied by nationally known compensation consulting firms. The benchmark companies included companies similar in size and scope in the telecommunications, high technology and general industry sectors and represented a broad sample of industries in which the Company competes for talent. This includes but is a broader and more diverse set of companies than those included in the peer group index presented in the Performance Graph on page 11.

      Commencing in 2003, the Committee has determined that a long-term incentive compensation program that includes “performance shares” will better reflect the Company’s performance driven compensation policies and objectives. Grants under this program will be made annually to key management employees and will be earned at the end of one-year performance cycles based on the Company’s achievement of previously established key performance metrics, which may include growth in factors such as revenue, EBITDA, cash flow, net income, average revenue per user, operating income, as well as return on investment, return on assets and return on equity. The performance share program is designed to provide a continuous retention incentive. Once earned, the performance shares will be credited and paid out in shares of common stock in three equal annual installments, if the holder remains employed by the Company until the applicable crediting date. Stock options will also continue to be granted annually, although in reduced amounts from previous guidelines to reflect the targeted value of the performance shares.

     Base Pay

      Base salaries for executive officers are determined by an evaluation of individual performance and by consideration of the median of salaries of corresponding positions at the benchmark companies. With respect to three of the Named Executive Officers, minimum base salary is set in accordance with the terms of their employment agreements. Base salary adjustments are determined based on the executive’s contribution to the Company, experience, expertise and relative position against competitive market rates. The Committee made equitable adjustments in 2002 to the salaries of certain executive officers which were consistent with the Company’s overall salary increase budget and for certain executives to better reflect the value of their positions with the Company and recognize their performance in 2002. The determination of Mr. Zeglis’ 2002 base salary of $1,035,000, effective February 16, 2002, was guided by internal goals regarding business success and leadership, as well as reviewing Mr. Zeglis’ salary against the competitive market for chief executive officers.

     Annual Incentives

      All bonus eligible employees of the Company, including the Named Executive Officers, are eligible for an annual cash bonus. In 2002, each participant had a target incentive opportunity, which was expressed as a percentage of base salary, that would be earned based on the achievement of performance targets. If the performance according to performance measures, which include services revenue, EBITDA, and strategic business goals specific to each individual business unit, did not exceed 50% of the performance target, no annual cash bonus was paid. If the performance targets were partially met and exceeded the threshold of 50%, less than all of the target incentive opportunity would be paid. If the performance targets were exceeded, more than the target incentive opportunity would be earned, up to a maximum of 200% of the target incentive opportunity.

      The overall performance score determined the actual bonus paid. The original performance targets were developed and approved in January 2002 in conjunction with the Company’s business plan for 2002. Several factors, including slower than anticipated subscriber and revenue growth for the wireless industry, a challenging economy, the earlier-than-expected completion of a significant acquisition, other changes in the industry, and certain strategic decisions during the first half of 2002 resulted in the original targets no longer providing meaningful incentives. In light of these factors, the Committee reset the performance measures for the second half of the year to represent challenging yet realistic targets. Based on 2002 results, award payments ranged from 69.3% to 112.9% of the revised target award opportunity, depending on the business unit. Under this program, Mr. Zeglis received an annual incentive payment in the amount of $903,038, which was 69.8% of his target award opportunity. Performance against the target measures for 2002 was reviewed and approved by the Committee prior to payout.

     Stock Options

      Historically, stock options have been the primary form of long-term incentive granted to executive officers. Stock options are used to reward executives for the creation of shareholder value. In 2002, the Committee approved stock option grants to key management employees, including the Named Executive Officers, and to a limited number of employees below the management level. The size of the individual option grant is generally intended to reflect the employee’s position within the Company, his or her historical performance and contributions to the Company as well as the expectation of future performance and contributions, and an evaluation of competitive market data. Mr. Zeglis received a stock option grant to purchase 1,500,000 shares of the Company’s common stock. These stock options were granted with an exercise price equal to fair market value of the Company’s common stock on the day of grant and are subject to a three and one-half year vesting schedule, which may accelerate in the event of a change in control.

     Restricted Stock Units

      Restricted stock unit awards are made on a highly selective basis to serve as a retention tool as well as recognize achievement of key performance objectives. Restricted stock unit awards are subject to vesting restrictions, which may accelerate in the event of a change in control. The restricted stock unit awards are forfeited if the executive terminates employment before the restrictions lapse.

     Tax Deductibility Considerations

      Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to a company’s chief executive officer or any of the four other most highly compensated officers. Certain performance-based compensation is specifically exempt from the deduction limit. The Committee generally intends to grant awards under the Company’s Amended and Restated 2001 Long Term Incentive Plan, if approved by the shareholders, and the Short Term Incentive Plan, if approved by the shareholders, consistent with the terms of Section 162(m) so that the awards will not be subject to the $1,000,000 deductibility limit. In other respects, the Committee generally intends to take actions in the future that may be necessary to preserve the deductibility of executive compensation to the extent reasonably practicable and consistent with the Company’s ability to provide competitive compensation.

      In addition, the Company offers a deferred compensation plan that allows compensation deferred under such plan to be exempt from the limit on tax deductibility.

The Compensation Committee

Ralph S. Larsen, Chairman
A. Barry Rand
Carolyn M. Ticknor

Executive Compensation

     Summary Compensation Table

      The following table sets forth the annual and long-term compensation of our 2002 Named Executive Officers (the Chief Executive Officer and the four most highly paid executive officers) for fiscal years 2000, 2001 and 2002. Compensation for 2000 and from January 1, 2001 through July 9, 2001 relates to services rendered to AT&T Corp. Compensation that has been deferred is included in the category and year it would otherwise have been reported had it not been deferred.

					Long-Term Compensation Awards

					Awards		Payouts
		Annual Compensation
					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
Name and			Bonus	Compensation	Award(s)	Options	Payouts	Compensation
Principal Position	Year	Salary ($)	($)	($)(1)(2)	($)(3)	(#)(4)	($)(5)	($)(6)

John D. Zeglis	2002	$1,029,617	$905,578	$104,340	—	1,500,000	$626,327	$32,176
Chairman and	2001	1,103,030	1,246,100	641,994	—	1,500,000	693,115	162,154
Chief Executive Officer	2000	975,000	1,075,000	992,211	—	2,428,320	—	33,655
Mohan S. Gyani (7)	2002	720,782	608,277	289,679	—	800,000	—	117,078
President, Mobility	2001	692,350	1,299,850	154,991	$3,187,000	760,000	—	43,907
Services	2000	562,500	1,036,772	11,047	—	1,517,700	—	4,500
Andre Dahan (8)	2002	617,030	494,920	89,595	—	500,000	—	283,057
President, Mobile	2001	288,462	598,155	978	3,666,707	858,000	—	4,667
Multimedia Services
Michael G. Keith	2002	535,400	445,054	210,846	—	500,000	253,523	26,100
President, Mobility	2001	570,240	519,020	223,474	—	300,000	197,094	85,613
Operations	2000	481,250	450,000	201,495	—	1,112,980	—	62,942
Joseph McCabe Jr.	2002	371,224	446,305	253,042	—	350,000	62,634	15,870
Executive Vice President,	2001	343,469	210,207	122,826	—	300,000	88,693	44,097
Chief Financial Officer	2000	251,250	299,336	83,329	—	505,900	—	30,536

(1)	Includes the aggregate incremental cost to the Company of providing various reportable perquisites and personal benefits, including: (i) personal use of Company aircraft (in 2001: Mr. Zeglis, $32,259; and Mr. Gyani, $47,429); (ii) business commuting use of Company aircraft, other than pursuant to the

Company’s executive security program described in footnote 2 for Mr. Zeglis and Mr. Gyani, in the amount of $36,252 for Mr. McCabe in 2002; and (iii) lodging (in 2002: Mr. Gyani, $42,359; Mr. Keith, $38,007; and Mr. McCabe, $41,441; and in 2001: Mr. Keith, $24,242; and Mr. McCabe, $22,632). Also includes payments of above-market interest on deferred compensation relating to services rendered to AT&T Corp. prior to the split-off for the first half of 2001 and for 2000, for each of Mr. Zeglis and Mr. Keith, not previously reported due to administrative error in connection with the AT&T Corp. plans.

(2)	Consistent with the Company’s executive security program, Mr. Zeglis and Mr. Gyani were expected to use Company aircraft when available for business commuting and business-related travel. Although the Company believes the costs of these services are for business purposes and not personal benefits or perquisites and has not included them in the column “Other Annual Compensation”, we are voluntarily reporting the following incremental costs of these services for business commuting and certain business-related travel in this footnote: in 2002, Mr. Zeglis $97,164 and Mr. Gyani $134,575; and in 2001, Mr. Zeglis $12,012 and Mr. Gyani $161,421.

(3)	The following officers hold restricted stock units that have values based on the closing price of our common stock on December 31, 2002, which was $5.65 per share: Mr. Zeglis held 133,834 units valued at $756,162; Mr. Gyani held 66,667 units valued at $376,669; Mr. Dahan held 153,402 units valued at $866,721; and Mr. Keith held 22,510 units valued at $127,182.

(4)	Does not include an option to purchase 839,000 shares of AT&T stock with an exercise price of $36.5441 per share (as adjusted for stock splits or other changes in AT&T Corp.’s capital structure after the date of grant) received by Mr. Gyani in fiscal year 2000 prior to our split-off. Upon the split-off, the unvested portion of all options for AT&T stock held by the officers named in this table were fully vested.

(5)	Consists of (i) payouts in fiscal year 2002 of performance shares granted by AT&T Corp. for the three-year performance period ended on December 31, 2001 which was based in part on AT&T Corp.’s financial performance criteria and common stock price and in part on our common stock price and (ii) payouts in fiscal year 2001 of performance shares granted by AT&T Corp. for the three-year performance period ended on December 31, 2000 which was based solely on AT&T Corp.’s financial performance criteria.

(6)	In 2002, includes: (i) 401(k) matching contributions (Mr. Zeglis, $1,274; Mr. Dahan, $7,927; Mr. McCabe, $4,358; and each of Mr. Gyani and Mr. Keith, $8,000); (ii) profit sharing and fixed contributions in the amount of $6,200 for each of the Named Executive Officers; (iii) payments equal to lost 401(k) matching contributions caused by IRS limitations (Mr. Zeglis, $17,442; Mr. Gyani, $15,670; Mr. Keith, $5,606; and Mr. McCabe, $335); (iv) imputed income on premiums paid for executive life insurance policy (Mr. Zeglis, $2,811; Mr. Gyani, $2,095; Mr. Dahan, $2,053; Mr. Keith, $1,912; and Mr. McCabe, $1,063); (v) economic benefit of split-dollar life insurance policy calculated on an actuarial basis in the amount of $260,028 for Mr. Dahan; (vi) imputed income on supplemental retirement plan in the amount of $1,572 for Mr. Dahan; (vii) personal liability and disability insurance premiums (Mr. Zeglis, $4,449; Mr. Gyani, $4,144; Mr. Dahan, $5,277; Mr. Keith, $4,381; and Mr. McCabe, $3,914); and (viii) economic benefit of trust owned life insurance policy in the amount of $80,969 for Mr. Gyani (further described in “Certain Relationships and Related Party Transactions — Management Indebtedness”).

(7)	Mr. Gyani is no longer employed by the Company effective January 2003.

(8)	Mr. Dahan became an executive officer in July 2001.

     Option Grants in Last Fiscal Year

      The following table sets forth information regarding stock options we granted during the fiscal year ended December 31, 2002 to the Named Executive Officers.

	Individual Grants

	Number of	Percent of
	Securities	Total Options
	Underlying	Granted to
	Options	Employees in	Exercise or		Grant Date
	Granted	Fiscal Year	Base Price	Expiration	Present Value
Name	(#)(1)	(2)	($/Sh)	Date	($)(3)

John D. Zeglis	1,500,000	3.78%	8.845	3/28/12	$8,472,626
Mohan S. Gyani	800,000	2.01	8.845	3/28/12	4,518,734
Michael G. Keith	500,000	1.26	8.845	3/28/12	2,824,209
Andre Dahan	500,000	1.26	8.845	3/28/12	2,824,209
Joseph McCabe Jr.	350,000	0.88	8.845	3/28/12	1,976,946

(1)	The per share exercise price is the fair market value of our common stock on the date of grant and the term of the option is 10 years, subject to earlier termination in the event of termination of employment. The schedule on which options become exercisable is subject to continued vesting or acceleration upon retirement, disability, death or a change in control. The option grants to the Named Executive Officers vest 25% on the six-month anniversary of the grant and 6.25% each calendar quarter thereafter.

(2)	Based on options to purchase a total of 39,767,295 shares of common stock granted to employees during fiscal year 2002.

(3)	The Grant Date Present Value of the options in this table was estimated in accordance with Securities and Exchange Commission regulations using the Black-Scholes option pricing model. Our use of this model should not be construed as an endorsement of its accuracy. All stock option valuation models, including the Black-Scholes model, require various assumptions, including a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the Grant Date Present Value: a holding period of six years, volatility of 65%, no dividend yield, and a risk-free interest rate of 5.2%.

     Fiscal Year-End Option Values

      The table below sets forth information with respect to the number of outstanding options held by the Named Executive Officers at year-end 2002. No Named Executive Officers exercised options during fiscal year 2002. No outstanding options held by the Named Executive Officers were in-the-money at year-end 2002.

	Number of Securities
	Underlying Unexercised Options
	at Fiscal Year-End(#)

Name	Exercisable	Unexercisable

John D. Zeglis	3,258,679	2,701,168
Mohan S. Gyani	1,936,333	1,411,357
Michael G. Keith	1,175,692	863,411
Andre Dahan	531,625	826,375
Joseph McCabe Jr.	613,909	566,919

     Employment and Severance Agreements and Change in Control Arrangements

     Employment Agreement with Mr. Keith

      We entered into an employment agreement with Mr. Keith, effective January 4, 2003 in connection with his assumption of the role of President of Mobility Operations. This agreement provides for an initial and minimum base salary of $625,000 and a target incentive bonus for 2003 of 100% of Mr. Keith’s base salary. Mr. Keith also will receive a one-time incentive payment of $400,000 in connection with assuming a new position and extending his employment.

      Pursuant to Mr. Keith’s employment arrangements, grants of restricted stock units to Mr. Keith totaling 22,510 units were fully vested and payable as of February 1, 2003 and all stock options granted to Mr. Keith prior to February 16, 2002 continue to vest and will be exercisable until the original grant expiration of the options, regardless of Mr. Keith’s termination for any reason. Grants of stock options made in 2002 through the date of the employment agreement likewise continue to vest and are exercisable for the full length of the original term of such option if Mr. Keith meets the retirement eligibility criteria in effect for those grants as of the date of his termination. If Mr. Keith is terminated other than for cause or terminates his employment for good reason, any outstanding unvested options will be treated as if he retired from the Company as of that date.

      Mr. Keith’s employment agreement confirms certain prior obligations, including those we assumed under prior arrangements between AT&T Corp. and Mr. Keith, pursuant to which we established deferred compensation accounts and a non-qualified supplemental retirement arrangement. The amounts in each of these accounts were fully vested by April 2, 2002, were credited with interest on a quarterly basis and were paid in 2003 to Mr. Keith, net of early withdrawal penalties, in the amount of $3,536,659. The amounts paid are subject to repayment in the event Mr. Keith establishes a relationship with a competitor of the Company in violation of the Company’s non-competition guidelines, as modified by the employment agreement, at any time prior to the second anniversary of the termination of his employment.

      Mr. Keith is entitled to participate in each of the Company’s current plans, programs and policies for senior officers and executive vice presidents; however, regarding the Senior Officer Severance Plan described below, any severance payments made pursuant to that plan to Mr. Keith will be reduced by the sum of $2,152,800 in consideration of the non-qualified supplemental retirement arrangement referred to in the preceding paragraph.

      Mr. Keith’s employment agreement imposes certain confidentiality and reporting obligations on Mr. Keith. The agreement also provides for transportation or reimbursement of transportation and certain other reasonable expenses incurred by Mr. Keith. We also agreed to reimburse Mr. Keith’s reasonable legal fees in connection with negotiating and entering into Mr. Keith’s employment agreement.

     Employment Agreement with Mr. Dahan

      We entered into an employment agreement with Mr. Dahan, effective July 1, 2001, which provides for an initial base salary of $600,000 per year and annual cash incentive bonuses based on measures of Company performance. The target annual incentive bonus for 2002 was 100% of Mr. Dahan’s base salary.

      Pursuant to Mr. Dahan’s employment agreement, Mr. Dahan received a non-qualified stock option for 858,000 shares of the Company’s common stock, with a term of 10 years and which vests 25% on the six-month anniversary of the grant and 6.25% each quarter thereafter. The per share exercise price of the option was equal to the fair market value of our common stock on the date of grant.

      Mr. Dahan also received a restricted stock unit award for 230,104 shares of our common stock. Assuming continued employment, the restricted stock unit award has vested or will vest in three equal installments on each of May 16, 2002, May 16, 2003 and May 16, 2004.

      Pursuant to Mr. Dahan’s employment agreement, upon reaching age 55, Mr. Dahan will be granted a payment of $125,000 on an annual basis in recognition of the lost value of the retirement program from his previous employer. In May 2002, we agreed with Mr. Dahan to exchange this obligation for a dual arrangement whereby Mr. Dahan would receive a comparable benefit through three annual payments of $125,000 beginning in approximately March 2004 and a split dollar life insurance arrangement. Pursuant to this arrangement we made the first of five annual premium payments of $731,000 in June 2002. Upon Mr. Dahan’s death or earlier termination of the arrangement, we are entitled to recover the total premiums paid plus any excess value in the policy after the proceeds have been paid to Mr. Dahan or his beneficiaries, as applicable.

      Mr. Dahan’s employment agreement provides for certain severance benefits in the event of Mr. Dahan’s termination without cause in connection with a change in control of the Company, including two years salary and target bonus, benefits or the equivalent for a two-year period and acceleration of stock options.

      Pursuant to Mr. Dahan’s employment agreement, Mr. Dahan is also entitled to four weeks paid vacation each year and participation in our other benefit programs available to our senior executives. Mr. Dahan’s employment agreement has no fixed termination date, and Mr. Dahan’s employment may be terminated by him or us at any time.

      The employment agreement prohibits Mr. Dahan from disclosing confidential information or trade secrets concerning us without our express written consent. Mr. Dahan is also subject to a number of non-competition constraints, violation of which could result in forfeiture of certain employee benefits.

     Separation Agreement with Mr. Gyani

      Effective January 3, 2003, we entered into a separation agreement with Mr. Gyani reflecting the Company’s severance obligations under the terms of a prior employment agreement. The separation agreement provides for a severance payment, calculated in the manner originally established in the employment agreement, of 200% of annual base salary and target bonus on the separation date which totaled $2,898,207; and for the payment of accrued but unused vacation as of the separation date (up to 200% of the accrual for which he was eligible). The separation agreement confirms that Mr. Gyani is eligible to receive compensation related to his 2002 performance, including the earned target incentive bonus, an award under the Company’s Value Share Plan and the 401(k) make-up contribution to the Company’s Deferred Compensation Plan, in accordance with the terms of the Company’s applicable benefit plans.

      In addition, pursuant to the separation agreement, Mr. Gyani will provide consulting services for a term of two years to the members of our senior leadership team relating to our business, and he also will represent the Company on the boards of certain organizations at management’s request. In connection with providing consulting services, Mr. Gyani will receive a monthly fee of $30,000 for a period of 24 months, subject to forfeiture or repayment, as applicable, if Mr. Gyani materially breaches the Company’s non-competition guidelines while he is providing consulting services. Either the Company or Mr. Gyani may terminate the consulting relationship upon 30 days’ written notice, provided that if the Company terminates the consulting relationship other than for Cause (as defined in the employment agreement), the unpaid portion of the amounts that would otherwise be paid during the 24-month period would be payable in a single lump sum. If, prior to September 30, 2003, the Company enters into a transaction that constitutes a change in control under the Company’s then existing plans for senior executives, Mr. Gyani would be requested to provide certain additional consulting services in connection with such transaction and could then be entitled to a one-time fee of approximately $730,000.

      Pursuant to the separation agreement, Mr. Gyani is subject to certain confidentiality provisions and Mr. Gyani released all claims against the Company which relate in any way to his employment with or separation from the Company.

      Under the separation agreement, generally all stock option and restricted stock units held by Mr. Gyani vest as of the separation date and all stock options generally are exercisable until the expiration of the original terms of such grants.

      Pursuant to Mr. Gyani’s employment agreement, a deferred compensation account was established in Mr. Gyani’s name and credited with a balance of $3,500,000. This amount bears interest on a quarterly basis and was fully vested as of February 14, 2002. Pursuant to the separation agreement, all amounts credited to the deferred compensation account will be paid to Mr. Gyani within 30 business days after March 31, 2004.

      The separation agreement also reflects the obligation originally contemplated in the employment agreement to provide Mr. Gyani with medical and dental coverage for life and to his spouse (for life, subject to certain limitations) and to his qualifying dependents (while they remain so) to the same extent as other similarly situated former executives. We will also provide Mr. Gyani with two years of paid financial and tax counseling and lifetime use of a wireless device and related services. We also agreed to reimburse Mr. Gyani’s reasonable legal fees in connection with the separation agreement.

     Change in Control Provisions of the Company’s 2001 Long Term Incentive Plan

      The Company’s 2001 Long Term Incentive Plan contains certain provisions relating to a change in control of the Company. A description of these provisions and the definition of change in control for the purposes of this plan as amended are described in Proposal 3 under the subheading “Change in Control” on page 24. The change in control provisions of this plan in effect prior to such amendment and restatement are substantially similar to the change in control provisions of the Company’s Adjustment Plan described below.

     Change in Control Provisions of the Company’s Adjustment Plan

      In connection with our split-off from AT&T Corp., we adopted the AT&T Wireless Services, Inc. Adjustment Plan that provides that in the event of a change in control, awards under the Adjustment Plan are treated as follows: (a) outstanding options and stock appreciation rights become exercisable and vested to the full extent of the original grant, (b) restrictions and deferral limits on restricted stock grants lapse and the restricted stock becomes fully vested and transferable to the full extent of the original grant, (c) all performance awards are deemed earned and payable in full, all restrictions lapse and the performance award will be immediately settled or distributed, and (d) all other restrictions and conditions applicable to any other award lapse and all awards become fully vested and transferable to the full extent of the original grant. A change in control of the Company means the occurrence of the following events:

•	an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of 20% or more of either (i) the then outstanding shares of our common stock or (ii) the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, excluding acquisitions by or from us or by our employee benefit plans or some shareholder-approved merger or sale transactions;

•	the individuals who constitute the board of directors immediately after the split-off date cease for any reason to constitute at least a majority of the board of directors, unless the change of board composition is approved by certain members of the current board of directors;

•	generally, the consummation of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of our assets; or

•	the approval by our shareholders of our complete liquidation or dissolution.

     Senior Officer Severance Plan

      We adopted a Senior Officer Severance Plan, effective July 16, 2002, which provides severance benefits to certain of our executive officers in connection with certain transactions, reductions in force or other restructuring.

      A participant is entitled to receive a severance benefit under the plan (a) in the event the participant is terminated without “cause” (as defined in the plan) or terminates his or her employment for “good reason” (as defined in the plan) in connection with or within a specified period following a “change in control” or in connection with a “reduction in force” or “other restructuring” (as defined in the plan), or (b) if a successor to the Company fails to assume the Company’s obligations under the plan. In addition, the participant must execute an agreement which includes a release of all employment-related claims, a non-disparagement covenant and non-competition and non-solicitation clauses. The definition of “change in control” under the plan is identical to the definition of change in control under the Company’s amended and restated 2001 Long Term Incentive Plan described in Proposal 3.

      Severance benefits include: (a) payment of an amount equal to any pro rata target bonus earned through the separation date; (b) (i) if that officer is our Chief Executive Officer, a severance payment equal to three times the Chief Executive Officer’s base salary and target bonus, (ii) if that officer is our President of our Mobility Services or Mobile Multimedia Services business units, a severance payment equal to three times such officer’s base salary and target bonus in connection with a termination after a change in control or successor’s failure to assume the plan, or two times such officer’s base salary and target bonus in connection with a reduction in force or other restructuring, (iii) if that officer is an Executive Vice President, a severance payment equal to two-and-a-half times such officer’s base salary and target bonus in connection with a termination after a change in control or successor’s failure to assume the plan, or two times such officer’s base salary and target bonus in connection with a reduction in force or other restructuring and (iv) for all remaining participants in the plan, a severance payment equal to one-and-one-quarter times the officer’s base salary and target bonus in connection with a termination after a change in control or successor’s failure to assume the plan, or an amount equal to such officer’s base salary and target bonus in connection with a reduction in force or other restructuring; (c) continuation of the officer’s medical, dental, vision and prescription benefits for a period equal to the applicable severance payment multiple; and (d) outplacement benefits and financial counseling for a period of 24 months following termination after a change in control or a successor’s failure to assume the plan, or 12 months following a reduction in force or other restructuring.

      The participant will be required to repay to the Company the economic value of any severance benefits paid under the plan if it is determined that the participant has violated the Company’s code of business conduct or any of the restrictive covenants in the participant’s release or other covenants in any other Company plan or program. The participant will be entitled to an additional amount under the plan equal to any excise tax liability incurred by the participant by virtue of severance benefits triggered by a change in control.

     Change in Control Provisions of the Company’s Short Term Incentive Plan

      The Company’s Short Term Incentive Plan, described in Proposal 4, contains certain provisions relating to a change in control of the Company. A description of these provisions and the definition of change in control for the purposes of this plan are described in Proposal 3 under the subheading “Change in Control” on page 24.

Approval of the Company’s Amended and Restated 2001 Long Term Incentive Plan (Proposal No. 3)

The board of directors recommends a vote “for” this proposal.

      The AT&T Wireless Services, Inc. 2001 Long Term Incentive Plan (the “2001 Incentive Plan”) was adopted by our board of directors and approved by our then sole shareholder, AT&T Corp., on June 8, 2001, prior to our split-off from AT&T Corp., and was subsequently amended by our board of directors and the Compensation Committee of our board of directors. On March 20, 2003, our board of directors, subject to shareholder approval, adopted the Amended and Restated 2001 Incentive Plan. We are submitting the 2001 Incentive Plan for shareholder approval under Section 162(m) and for approval of the plan as amended and restated.

      Pursuant to Section 162(m), in order for us to be able to deduct compensation in excess of $1 million paid in any year to our Chief Executive Officer or our four other most highly compensated executive officers (within the meaning of Section 162(m)), such compensation must qualify as “performance-based”. One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goals for the compensation be approved by our shareholders. The material terms of the performance goals for awards that may be granted under the 2001 Incentive Plan as amended are described below.

      As amended and restated subject to shareholder approval, the 2001 Incentive Plan replaces a share funding provision that included an automatic annual increase in the number of shares authorized for issuance under the plan (sometimes called an “evergreen provision”) with a fixed number of shares. This fixed number includes 75,000,000 new shares, representing approximately 2.8% of the currently outstanding common stock, in addition to the 230,103,706 shares subject to the 2001 Incentive Plan prior to its amendment. Of the total of 305,103,706 shares authorized for issuance under the 2001 Incentive Plan as amended, approximately 244,300,000 were available for grant as of February 28, 2003.

      The 2001 Incentive Plan as amended also (a) imposes a requirement that the exercise price of options and the grant price of freestanding stock appreciation rights generally be equal to 100% of the fair market value of our common stock for the date of grant, except for certain grants made or adjusted to assume or convert awards in connection with acquisition transactions, (b) imposes a requirement that the term of options and freestanding stock appreciation rights be no longer than ten years, (c) prohibits the repricing of options or stock appreciation rights without shareholder approval, (d) provides that a maximum of 123 million shares will be available for issuance pursuant to grants other than options and stock appreciation rights, (e) imposes a minimum vesting period of three years for service-based restricted stock and other stock unit awards, (f) permits the use of cash proceeds received by us from the exercise of options granted under the 2001 Incentive Plan to purchase shares of our common stock on the open market and the use of those shares to make awards under the 2001 Incentive Plan, (g) permits the use of shares remaining available for grant under an acquired company’s plan, as adjusted pursuant to the applicable exchange ratio in the transaction, to make awards under the 2001 Incentive Plan, and (h) incorporates revised provisions regarding a change in control.

      The following summary of the material terms of the 2001 Incentive Plan, as amended and restated subject to shareholder approval, is qualified in its entirety by reference to the full text of the 2001 Incentive Plan, a copy of which is attached as Appendix B to this proxy statement and incorporated herein by reference. Please refer to Appendix B for more detailed information.

     Summary of Terms

     Purposes

      The purposes of the 2001 Incentive Plan are to encourage our selected employees, directors and consultants to acquire a proprietary and vested interest in our growth and performance, to increase incentives to contribute to our future success and prosperity, to enhance shareholder value and to enhance our ability to attract and retain individuals of exceptional managerial talent upon whom, in large measure, our sustained progress, growth and profitability depends.

     Administration — The Compensation Committee

      The 2001 Incentive Plan is administered by the Compensation Committee of our board of directors. Each member of the committee is a “non-employee director” as defined for purposes of Section 16 of the Securities Exchange Act of 1934 (“Section 16”), and an “outside director” as defined for purposes of Section 162(m). The committee has the authority to administer the plan, including, among other things, the power to select individuals to whom awards are granted, to determine the types of awards and the number of shares subject to each award, to set the terms, conditions and provisions of such awards, to cancel or suspend awards and to establish procedures pursuant to which the payment of any such awards may be deferred. The committee may delegate authority to administer the 2001 Incentive Plan with respect to non-executive officers. The committee may also delegate to one or more of our officers, to the extent permitted by Delaware law, the right to grant, cancel or suspend awards with respect to employees who are not officers or directors. Any action or determination by the Compensation Committee specifically affecting or relating to an award to a non-employee director must be approved and ratified by our board of directors.

     Eligibility

      Awards may be granted under the 2001 Incentive Plan to our and our affiliates’ employees, consultants, advisors and independent contractors, and to our non-employee directors. As of February 28, 2003, approximately 31,000 individuals were eligible to participate in the 2001 Incentive Plan.

     Types of Awards

      The 2001 Incentive Plan permits the granting of any or all of the following types of awards: (1) stock options, (2) stock appreciation rights, (3) restricted stock, (4) performance shares and performance units conditioned upon meeting performance criteria and (5) other awards of stock or awards valued in whole or in part by reference to, or otherwise based on, our stock or other property. In connection with any award or any deferred award, payments may also be made representing dividends or their equivalent.

      Stock Options. Stock options entitle the holder to purchase a specified number of shares of our common stock at a specified price, which is called the exercise price, subject to the terms and conditions of the option grant. The exercise price of stock options under the 2001 Incentive Plan as amended generally will be at least 100% of the fair market value of the stock for the date of grant, except for certain grants made or adjusted to assume or convert awards in connection with acquisition transactions. The committee will fix the term of each option, but no option under the 2001 Incentive Plan as amended will be exercisable more than ten years after the option is granted. Each option will be exercisable at such time or times as determined by the committee. Options may be exercised, in whole or in part, by payment in full of the purchase price either in cash, delivery of our common stock or delivery of other consideration, or by any combination of cash, stock and other consideration as may be determined by the committee. In its sole discretion, the committee may provide that the shares issued upon the exercise of an option will be in the form of restricted stock or other similar securities.

      Stock Appreciation Rights (“SARs”). SARs may be granted alone (“freestanding”) or in addition to other awards and may, but need not, relate to a specific option granted under the 2001 Incentive Plan. Upon exercise of an SAR, the holder is entitled to receive the excess of the fair market value of the shares for which the right is exercised over the grant price of the SAR. The committee may impose any conditions or restrictions on the exercise of an SAR as it deems appropriate, however, under the 2001 Incentive Plan as amended the grant price of a freestanding SAR generally will not be less than the fair market value of our common stock for the date of grant, except for certain grants made or adjusted to assume or convert awards in connection with acquisition transactions, and the term will not be more than ten years. Payment upon such exercise will be in cash, stock, other property or any combination of cash, stock or other property as determined by the committee. Any related option will no longer be exercisable to the extent the SAR has been exercised, and the related SAR will generally be canceled to the extent the option has been exercised.

      Restricted Stock. Restricted stock awards will be subject to restrictions during a specified period of time, as determined by the committee. However, under the 2001 Incentive Plan, with respect to a restriction period that is based solely on a participant’s continued employment or service relationship with us, such restriction period must generally be no less than three years in the aggregate, with such interim vesting as may be determined by the committee. Until the lapse of the restrictions, recipients may not dispose of their restricted stock. Recipients of restricted stock are not required to provide consideration other than the rendering of services or the payment of any minimum amount required by law. Upon termination of employment during the restriction period, all shares of restricted stock still subject to restriction will be forfeited, subject to any exceptions that may be authorized by the committee.

      Performance Awards. Performance awards may be in the form of performance shares, which are units valued by reference to shares of stock, or performance units, which are units valued by reference to property other than stock. Performance criteria relating to any performance award are determined by the committee. Performance awards may be paid entirely or in any combination of cash, stock or other property, in the discretion of the committee. Recipients of performance awards are not required to provide consideration other than the rendering of services or the payment of any minimum amount required by law.

      Other Stock Unit Awards. The committee is also authorized to grant to participants, either alone or in addition to other awards granted under the 2001 Incentive Plan, awards of stock and other awards that are valued in whole or in part by reference to our common stock or other property. These other stock unit awards may be paid in stock, cash or any other form of property as the committee may determine. The committee may determine the consideration, if any, for stock, including securities convertible into stock, pursuant to other stock unit awards, except that if such awards are to be purchased by the recipient, the purchase price must generally be at least the fair market value of the stock or other securities for the date of grant. The committee may also determine all of the terms and conditions to which an award of other stock units will be subject, except that with respect to other stock unit awards granted under the 2001 Incentive Plan as amended that vest solely on a participant’s continued employment or service relationship with us, such award must generally have a vesting period of no less than three years in the aggregate, with such interim vesting as may be determined by the committee.

     Shares Subject to the 2001 Incentive Plan

      The 2001 Incentive Plan as amended authorizes the issuance of 305,103,706 shares of our common stock. Shares relating to awards granted under the 2001 Incentive Plan that are forfeited, settled for cash or otherwise terminated and shares withheld by or tendered to us in connection with the exercise of an option or other award granted under the 2001 Incentive Plan or in connection with the satisfaction of tax withholding obligations relating to awards or exercises of options or other awards are available for grant under the 2001 Incentive Plan. Shares subject to awards under our Adjustment Plan that cease to be subject to such awards (other than by reason of exercise or settlement to the extent they are exercised or settled in shares) cease to be available for grant under our Adjustment Plan, but are available for grant under the 2001 Incentive Plan. Under the 2001 Incentive Plan as amended, shares reacquired by us on the open market using cash proceeds received in connection with the exercise of options granted under the 2001 Incentive Plan are available for issuance under the 2001 Incentive Plan. Awards granted or stock issued in connection with the assumption of, or substitution for, awards previously granted by a company we acquire or combine with will not reduce the number of shares authorized under the 2001 Incentive Plan. Under the 2001 Incentive Plan as amended, shares available for awards under a pre-existing plan of a company we acquire or with which we may combine, as adjusted pursuant to the applicable exchange ratio in the transaction, are available for issuance under the 2001 Incentive Plan, to the extent determined by our board of directors or the committee. The maximum number of shares that may be issued pursuant to grants other than options and stock appreciation rights under the 2001 Incentive Plan as amended is 123 million. The maximum number of shares that may be issued pursuant to the exercise of incentive stock options under the 2001 Incentive Plan as amended is 150 million. The shares of stock deliverable under the 2001 Incentive Plan may consist in whole or in part of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise. The committee may adjust the aggregate number of shares or the awards under the plan in the event of a change affecting shares of common stock, such as stock dividends, recapitalization, reorganization or mergers.

     Nonassignability of Awards

      Unless the committee determines otherwise, no award granted under the 2001 Incentive Plan may be sold, assigned, transferred, pledged or otherwise encumbered by a participant, other than by will, by designation of a beneficiary in a manner established by the committee or by the laws of descent and distribution. Each award may be exercisable, during the participant’s lifetime, only by the participant, or, if permissible under applicable law, by the participant’s guardian or legal representative.

     Term, Termination and Amendment

      Unless earlier terminated by our board of directors or the committee, the 2001 Incentive Plan as amended will terminate on June 8, 2011. Our board of directors or the committee may generally amend, alter, suspend, discontinue or terminate all or a portion of the 2001 Incentive Plan at any time, as long as the rights of a participant are not impaired without the participant’s consent, subject to shareholder approval to the extent necessary to comply with regulatory requirements or, as determined by the committee, to qualify with tax requirements. The committee may amend the terms of any award granted, prospectively or retroactively, but cannot impair the rights of any participant without the participant’s consent or, under the 2001 Incentive Plan as amended reprice options or SARs without shareholder approval. Also, generally, no change or adjustment may be made to an outstanding incentive stock option, without the consent of the participant, which would cause the incentive stock option to fail to continue to qualify as an incentive stock option under the Internal Revenue Code.

     Performance-Based Compensation under Section 162(m)

      The business criteria which the committee may use to set performance objectives for an award of restricted stock, performance shares, performance units or other stock unit awards under the 2001 Incentive Plan as amended are the attainment of one or more performance goals established by the committee, based on the attainment of specified levels of one or any combination of the following business criteria of the Company, its affiliates or its business units, as reported or calculated by the Company: cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); working capital; earnings per share; book value per share; operating income (including or excluding depreciation, amortization or other expenses); revenues; operating margins; return on assets; return on equity; debt; debt plus equity; market or economic value added; stock price appreciation; total shareholder return; cost control; strategic initiatives; market share; net income; return on invested capital; improvements in capital structure; or customer satisfaction, employee satisfaction, services performance, subscriber, cash management or asset management metrics. Such performance objectives also may be based on our achievement of specified levels of performance under one or more of the business criteria described above relative to the performance of other corporations.

      The individual maximum amount of shares subject to options, stock appreciation rights, restricted stock or performance awards that may be granted to any individual under the 2001 Incentive Plan during any calendar year period is limited to 3 million shares and the maximum dollar value payable with respect to performance units or other stock unit awards that are valued with reference to property other than our stock to any individual under the 2001 Incentive Plan during any calendar year period is limited to $10 million.

     Change in Control

      Under the 2001 Incentive Plan as amended, to maintain all of the participants’ rights in the event of a change in control of the Company (as described below), unless the committee determines otherwise at the time of grant with respect to a particular award:

•	any options and SARs outstanding as of the date such change in control is determined to have occurred, and which are not then exercisable and vested, will become fully exercisable and vested to the full extent of the original grant;

•	the restrictions and deferral limitations applicable to any restricted stock will lapse, and the restricted stock will become free of all restrictions and limitations and become fully vested and transferable to the full extent of the original grant;

•	all performance awards will be considered to be earned and payable in full and any deferral or other restriction will lapse and the performance awards will be immediately settled or distributed; and

•	the restrictions and deferral limitations and other conditions applicable to any other stock unit awards or any other awards will lapse and the other stock unit awards or other awards will become free of all restrictions, limitations or conditions and fully vested and transferable to the full extent of the original grant.

      Under the 2001 Incentive Plan as amended, a change in control of the Company means the occurrence of any of the following events:

•	any acquisition of securities or other transaction, arrangement or understanding, not approved in advance by our “incumbent board” (as described below), as a result of which any person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) beneficially owns 20% or more of either (a) the then outstanding shares of our common stock or (b) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors, excluding acquisitions by us or by our employee benefit plans;

•	during any two-year period, a change in the composition of our board of directors such that our incumbent directors, consisting of the individuals who constituted the board of directors at the beginning of the two-year period together with any individuals subsequently elected to our board of directors whose election or nomination for election by our shareholders was approved by the incumbent board of directors (but excluding individuals elected to the board of directors pursuant to agreements between us and third parties if a majority of our board of directors consists of such persons), cease for any reason to constitute at least a majority of the board of directors;

•	the consummation of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of our assets (each, a “corporate transaction”) or an acquisition of securities as a result of which (a) three or fewer persons (excluding us, our employee benefit plans, investors who are parties to standstill agreements and certain passive investors) beneficially own 45% or more of the outstanding common stock or outstanding voting securities of us or, where we are not the surviving corporation, the surviving corporation or its parent, (b) our outstanding common stock and outstanding voting securities immediately prior to the consummation of a corporate transaction (or, where we are not the surviving corporation, the securities of the surviving corporation or its parent issued to the holders of our securities in connection with the corporate transaction) do not immediately after consummation of the corporate transaction represent more than 55% of the outstanding common stock and outstanding voting securities of us or, where we are not the surviving corporation, of the surviving corporation or its parent, or (c) the individuals who were members of our incumbent board immediately prior to the transaction will constitute less than a majority of our board of directors or, where we are not the surviving corporation in a corporate transaction, the board of directors of the surviving corporation or its parent, immediately after the corporate transaction;

•	the approval by our shareholders of our complete liquidation or dissolution; or

•	the consummation of any other transaction that a majority of our incumbent board determines in its sole discretion to constitute an actual or de facto change in control.

     Other Information

      A new plan benefits table, as described in the federal proxy rules, is not provided because all awards made under the 2001 Incentive Plan are discretionary. The closing price of our common stock, as reported on the New York Stock Exchange on February 28, 2003, was $5.91 per share.

     U.S. Federal Income Tax Consequences

      The following briefly describes the U.S. federal income tax consequences of the 2001 Incentive Plan generally applicable to the Company and to participants who are U.S. citizens.

     Stock Options

      Nonqualified Stock Options. A participant will not recognize taxable income upon the grant of a non-qualified stock option. Upon the exercise of a non-qualified stock option, a participant will recognize taxable ordinary income equal to the difference between the fair market value of the shares on the date of exercise and the option exercise price. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the option exercise price.

      Incentive Stock Options. A participant will not recognize taxable income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment or within three months after his or her employment ends (12 months in the case of disability), the participant will not recognize taxable income at the time of exercise (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the option were a non-qualified stock option). If a participant sells or exchanges the shares after the later of (a) one year from the date the participant exercised the option and (b) two years from the grant date of the option, the participant will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the sale or exchange and the option exercise price. If a participant disposes of the shares before these holding period requirements are satisfied, the disposition will constitute a disqualifying disposition, and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess, as of the date of exercise of the option, of the fair market value of the shares received over the option exercise price (or, if less, the excess of the amount realized on the sale of the shares over the option exercise price). Additionally, the participant will have long-term or short-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received upon disposition of the shares and the option exercise price increased by the amount of ordinary income, if any, the participant recognized.

      With respect to both non-qualified stock options and incentive stock options, special rules apply if a participant uses shares already held by the participant to pay the exercise price or if the shares received upon exercise of the option are subject to a substantial risk of forfeiture by the participant.

     Stock Appreciation Rights

      A participant will not recognize taxable income upon the grant of an SAR. Upon the exercise of an SAR, a participant will recognize taxable ordinary income equal to the difference between the fair market value of the underlying shares on the date of exercise and the grant price of the SAR.

     Restricted Stock Awards

      Upon receipt of a restricted stock award, a participant generally will recognize taxable ordinary income when the shares cease to be subject to restrictions in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid to us by the participant for the shares. However, no later than 30 days after a participant receives the restricted stock award, the participant may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided that the election is made in a timely manner, when the restrictions on the shares lapse, the participant will not recognize any additional income. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the amount, if any, paid to us by the participant for the shares plus the amount of taxable ordinary income recognized by the participant either at the time the restrictions lapsed or at the time of election, if an election was made by the participant. If the participant forfeits the shares to us (e.g., upon the participant’s termination prior to expiration of the restriction period), the participant may not claim a deduction with respect to the income recognized as a result of the election. Any dividends paid with respect to shares of restricted stock generally will be taxable as ordinary income to the participant at the time the dividends are received.

     Performance Awards and Other Stock Unit Awards

      A participant will not recognize taxable income upon the grant of a performance award. Upon the distribution of cash, shares or other property to a participant pursuant to the terms of a performance award, the participant will recognize taxable ordinary income equal to the excess of the amount of cash or the fair market value of any property transferred to the participant over any amount paid to us by the participant with respect to the award. The tax consequences of other stock unit awards will depend upon the specific terms of each award.

     Tax Consequences to the Company

      In the foregoing cases, we generally will be entitled to a deduction at the same time and in the same amount as a participant recognizes ordinary income, subject to the limitations imposed under Section 162(m).

     Tax Withholding

      We are authorized to withhold from any award granted or payment due under the 2001 Incentive Plan the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. The committee is authorized to establish procedures for election by participants to satisfy their obligations for the payment of withholding taxes by delivery of our stock or by directing us to retain stock otherwise deliverable in connection with the award.

     General

      If the 2001 Incentive Plan as proposed to be amended and restated is not approved by our shareholders, awards will continue to be made under the 2001 Incentive Plan substantially as in effect prior to the proposed amendment and restatement, except that certain provisions of the 2001 Incentive Plan as amended, including the definition of change in control, will be retained. As a result, the income from certain awards may not be deductible under Section 162(m) to the extent that, when combined with other nonexempt compensation paid to each of our Chief Executive Officer and our four most highly compensated executive officers (within the meaning of Section 162(m)), such income exceeds the $1,000,000 limit for that individual.

     Equity Compensation Plan Information

      The following table sets forth information regarding our common stock that may be issued upon the exercise of options, warrants and other rights granted to employees, consultants or directors under all of our existing equity compensation plans, as of December 31, 2002.

	(a)	(b)	(c)

			Number of securities
	Number of securities		remaining available for
	to be issued upon	Weighted-average	issuance under equity
	exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities reflected
Plan Category	warrants and rights(#)	warrants and rights($)	in column(a))(#)

Equity compensation plans approved by security holders	207,702,297	$23.09	105,700,724 (1)(2)(3)
Equity compensation plans not approved by security holders	N/A (4)	N/A (4)	N/A
Total	207,702,297	$23.09	105,700,724

This table does not include 788,651 shares subject to outstanding restricted stock units. This table also does not include 212,731 deferred stock units.

(1)	Represents 94,794,959 shares available for grant under the 2001 Incentive Plan and 10,905,765 shares available for purchase under the Employee Stock Purchase Plan (the “ESPP”), as of December 31, 2002. This number does not include (a) 74,505,734 additional shares that became available for issuance under the 2001 Incentive Plan on January 1, 2003 pursuant to an evergreen formula under which the number of shares authorized for grant increased by a number of shares equal to 2.75% of the outstanding common stock on each January 1 (this evergreen formula has been eliminated in the 2001 Incentive Plan as proposed to be amended and restated subject to shareholder approval) and (b) the 75 million additional shares authorized for issuance under the 2001 Incentive Plan as proposed to be amended and restated. This number also does not include 9,100,000 additional shares that became available for issuance under the ESPP on January 1, 2003 pursuant to an evergreen formula under which the number of shares authorized for grant is increased annually on the first day of each fiscal year by a number of shares equal to the lesser of (i) 9,100,000 shares, (ii) 0.35% of the outstanding common stock as of the end of the immediately preceding fiscal year on a fully diluted basis and (iii) a lesser amount determined by our board of directors. Any shares from increases in previous years that are not actually used will be added to the aggregate number of shares authorized to be sold under the ESPP.

(2)	Pursuant to a program adopted by the Compensation Committee under the 2001 Incentive Plan, each of our non-employee directors will receive the following automatic grants: (a) an initial option grant as of the date of the director’s initial election or appointment to our board of directors with a Black-Scholes valuation of $42,000, (b) an annual option grant immediately following each year’s annual shareholders meeting with a Black-Scholes valuation of $42,000 and (c) a grant of restricted stock at the same time as a non-employee director is entitled to an initial or annual option grant for that number of shares calculated by dividing $42,000 by the fair market value of one share of our common stock.

(3)	Under the 2001 Incentive Plan, the Company may grant restricted stock, performance awards and other stock unit awards, in addition to stock options. If the amendments to the 2001 Incentive Plan are approved by the shareholders at this annual meeting, no more than an aggregate of 123 million shares will be available for issuance pursuant to grants of restricted stock, performance awards or other stock unit awards.

(4)	Does not include stock options for the purchase of 7,545,619 shares of our common stock outstanding as of December 31, 2002 that were assumed in connection with our acquisition of another company. The assumed options have a weighted-average exercise price of $23.62 per share. In the event that any assumed option is not exercised, no further option to purchase shares of our common stock will be issued in place of such unexercised option.

Approval of the Company’s Short Term Incentive Plan (Proposal No. 4)

The board of directors recommends a vote “for” this proposal.

      The AT&T Wireless Short Term Incentive Plan (the “Short Term Incentive Plan”) was adopted by the Compensation Committee of our board of directors on March 19, 2003. The committee adopted the Short Term Incentive Plan subject to shareholder approval so that the payment of any bonus awards thereunder to our Chief Executive Officer and our four other most highly compensated executive officers (within the meaning of Section 162(m)) would be fully deductible as “performance-based” compensation under Section 162(m), as further described below. We are therefore submitting the Short Term Incentive Plan for shareholder approval under Section 162(m).

      The following summary of the material terms of the Short Term Incentive Plan is qualified in its entirety by reference to the full text of the Short Term Incentive Plan, a copy of which is attached as Appendix C to this proxy statement and incorporated herein by reference. Please refer to Appendix C for more detailed information.

     Summary of Terms

     Purpose

      The primary purpose of the Short Term Incentive Plan is to enhance our ability and the ability of our affiliates to attract, motivate and retain individuals of exceptional managerial talent upon whom, in large measure, our sustained progress, growth and profitability depend.

     Administration — The Compensation Committee

      The committee is responsible for administering the Short Term Incentive Plan. Each member of the committee is an “outside director” as defined for purposes of Section 162(m).

     Eligibility and Change in Control

      The employees who are eligible to participate in the Short Term Incentive Plan include those individuals who were designated as “officers” for purposes of Section 16 at the beginning of the bonus year, unless determined otherwise by the committee for a particular bonus year. A participant generally must be employed by us or one of our affiliates throughout the entire bonus year as a condition to receiving a bonus award, although if the participant is hired or terminates employment during the bonus year, the committee in its discretion may decide to make a pro rata bonus award if a bonus award is otherwise payable under the terms of the Short Term Incentive Plan. In addition, in the event of a “change in control” (as described in Proposal 3 under the subheading “Change in Control”), a participant will be entitled to a minimum bonus equal to the product of (i) a pro rata portion of the participant’s target annual incentive award, which will be set by the

Company in advance and be less than the maximum bonus award described below and (ii) year-to-date actual performance with respect to the performance goals established by the committee for that year.

     Bonus Pool and Performance-Based Compensation under Section 162(m)

      For each bonus year, the committee will establish a bonus pool of up to $18,000,000 and set performance goals, which will determine whether the bonus pool is funded for the bonus year. If the performance goals are not satisfied, the bonus pool for the bonus year will equal $0. The performance goals may be based on the attainment of specified levels of one or any combination of the following business criteria of the Company, its affiliates or its business units, as reported or calculated by the Company: cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); working capital; earnings per share; book value per share; operating income (including or excluding depreciation, amortization or other expenses); revenues; operating margins; return on assets; return on equity; debt; debt plus equity; market or economic value added; stock price appreciation; total shareholder return; cost control; strategic initiatives; market share; net income; return on invested capital; improvements in capital structure; or customer satisfaction, employee satisfaction, services performance, subscriber, cash management or asset management metrics. Such performance goals also may be based on the achievement of specified levels of performance under one or more of the measures described above relative to the performance of other corporations. The committee will set such performance goals prior to the beginning of each bonus year or such later time as may be permitted by Section 162(m).

     Bonus Awards

      At the beginning of each bonus year, the committee will establish for each participant a maximum bonus award, expressed as a percentage of the bonus pool for that year. The maximum bonus award for an individual participant will not exceed 40% of the bonus pool. The total awards for all participants will not exceed 100% of the bonus pool.

      After the end of each bonus year, the committee will certify in writing whether the stated performance goal has been satisfied and determine the amount of bonus to be awarded to each participant. In determining the amount, the committee will consider the target bonus award established at the beginning of the bonus year for the participant and any other objective or subjective factors it deems appropriate. The committee may reduce but not increase the maximum bonus award for any individual participant.

     Payment of Bonus Awards

      All bonus awards will be paid in cash at such times and on such terms as are determined by the committee. Participants will be permitted to defer payment of all or a portion of their bonus awards in accordance with the terms of our Deferred Compensation Plan.

     Termination and Amendment

      The Short Term Incentive Plan will remain in effect until it is terminated by the committee. The committee may generally amend the Short Term Incentive Plan at any time, subject to certain Section 162(m) limitations. In addition, a participant must provide written consent to any amendment that adversely affects the participant’s right to or interest in a bonus awarded prior to the date of an amendment.

     Other Information

      A new plan benefits table, as described in the federal proxy rules, is not provided because all awards made under the Short Term Incentive Plan are discretionary.

     U.S. Federal Income Tax Consequences

      A participant will be taxed at ordinary income rates on a bonus award, if any, in the year in which it is received. If a participant elects to defer a portion of the bonus awards to our Deferred Compensation Plan, the participant will be entitled to defer the recognition of income. Generally, and subject to the provisions of Section 162(m), we will receive a federal income tax deduction corresponding to the amount of income recognized by the participant.

      If the Short Term Incentive Plan is not approved by our shareholders, bonus awards for calendar year 2003 will be discretionary but not paid under the Short Term Incentive Plan, and any discretionary bonuses paid to each of our Chief Executive Officer and our four other most highly compensated executive officers (within the meaning of Section 162(m)) may not be deductible under Section 162(m) to the extent that, when combined with other nonexempt compensation, the compensation exceeds the $1,000,000 limit for that individual.

Certain Relationships and Related Party Transactions

     NTT DoCoMo Relationship

      In connection with the split-off from AT&T Corp. in July 2001, we issued to NTT DoCoMo, a leading Japanese wireless communications company, 406,255,889 shares of our common stock and warrants to purchase an additional 41,748,273 shares of our common stock in exchange for AT&T securities NTT DoCoMo owned as a result of an approximately $9.8 billion investment made by NTT DoCoMo in January 2001. As a result of this investment, we are a party to various agreements with NTT DoCoMo.

      Pursuant to the exercise of preemptive rights as described below, NTT DoCoMo acquired an additional 26,734,557 shares of our common stock for an aggregate purchase price of $381,769,474 in February 2002. These shares are not subject to the repurchase obligations described below. As of February 28, 2003, NTT DoCoMo beneficially owned approximately 17.2 percent of the Company’s securities, consisting of 432,990,446 shares of our common stock and warrants to acquire an additional 41,748,273 shares of our common stock at $35 per share.

      The following is a summary of the material provisions of agreements, as amended to date, to which NTT DoCoMo and the Company are parties, and that apply to us now, including the Investor Agreement as last amended in December 2002. This summary is qualified in its entirety by reference to the full text of the agreements.

      NTT DoCoMo Investment Rights and Obligations. In addition to the rights inherent in the shares of our common stock and the warrants, under the agreements NTT DoCoMo has additional rights and obligations with respect to its investment in us.

      Transfer Restrictions and Registration Rights. Subject to limited exceptions, without our consent, NTT DoCoMo may not transfer any of our securities to any person if after the transfer the recipient’s interest in us would exceed 6%, or exceed 10% in the case of recipients, principally financial institutions, who are eligible to report their interest on Schedule 13G under the Securities Exchange Act of 1934. Subject to certain exceptions and conditions, NTT DoCoMo is entitled to require us to register shares of our common stock under various circumstances. Except for certain of these registration rights, none of NTT DoCoMo’s special rights are transferable by NTT DoCoMo along with the shares.

      Repurchase Obligations. NTT DoCoMo may require us to repurchase the stock and the warrants that NTT DoCoMo acquired in its original investment in us, if prior to December 31, 2004, any of the following circumstances occur: we make a change in our use of W-CDMA technology as our primary technology for third-generation services or we fail to launch services based on W-CDMA in certain areas of Dallas, San Diego, San Francisco and Seattle, or agreed upon alternative cities, unless such abandonment or failure is due to: (i) NTT DoCoMo ceasing to actively support and promote wireless services using W-CDMA technology as its standard for wireless third-generation services; (ii) factors outside our reasonable power to affect or control, including the unavailability, or delay in the availability, of equipment, software, spectrum or cell sites; (iii) inability to obtain regulatory approvals, permits or licenses without the imposition of burdensome conditions or restrictions; or (iv) the determination by our board of directors in good faith that due to regulatory or legal issues, or other external factors, the business plan for deployment of such a system has deteriorated significantly.

      If NTT DoCoMo exercises its repurchase rights, the repurchase price will be NTT DoCoMo’s original purchase price of $9.8 billion plus interest of a predetermined rate. In lieu of paying all or a portion of the repurchase price, we will have the right to cause NTT DoCoMo to sell any portion of its shares in a registered sale, and to pay NTT DoCoMo the difference between the repurchase price and the proceeds from the registered sales. We also have the right to pay the portion of the repurchase price attributable to the warrants with our common stock.

      Standstill. Until January 22, 2006, NTT DoCoMo and certain related parties are prohibited from taking a number of actions without our consent including, acquiring or agreeing to acquire any of our voting securities, except in connection with NTT DoCoMo’s exercise of its preemptive rights or warrants, and acting in concert with any person for the purpose of effecting a transaction that would result in a change in control of us or engaging in proxy solicitations or election contests. After January 22, 2006, NTT DoCoMo will continue to be subject to the standstill for so long as NTT DoCoMo has the right to nominate at least one director to our board of directors.

      The standstill provisions described above will terminate in the following circumstances: (i) a third party unaffiliated with us commences a tender or exchange offer of 15% of our outstanding voting securities and we do not publicly recommend that our shareholders reject the offer; (ii) we enter into a definitive agreement to merge into or sell all or substantially all of our assets to a third party, unless our shareholders retain at least 50% of the economic and voting power of the surviving corporation; or (iii) we enter into a definitive agreement that would result in any one person or group acquiring more than 35% of our voting power, unless, among other things, this person or group agrees to a standstill.

      Voting. In connection with a shareholders meeting to elect directors, NTT DoCoMo agrees to vote all of its shares of our common stock either in favor of the slate of directors nominated by the board of directors or, with respect to each director nominee, in the same proportion as the votes of all shareholders other than NTT DoCoMo and its affiliates.

      Board and Management Representation. NTT DoCoMo is generally entitled to nominate a number of representatives to our board of directors proportional to its economic interest in us, provided that when NTT DoCoMo’s economic interest in us is at least 13.5% it is entitled to at least two director nominees. The NTT DoCoMo nominees for these board seats must be senior officers of NTT DoCoMo or individuals unaffiliated with NTT DoCoMo who have credentials appropriate for directorship on a large publicly-traded U.S. company, that are reasonably acceptable to us. NTT DoCoMo will generally lose these board representation rights if its economic interest in us falls below 10% for 60 consecutive days. However, as long as it retains 62.5% of the interest it acquired pursuant to its original investment, NTT DoCoMo will generally not lose its board representation rights unless its economic interest in us falls below 8% for 60 consecutive days.

      Subject to our reasonable approval, NTT DoCoMo may appoint one of its senior executives to our senior leadership team and may also select two additional NTT DoCoMo senior executives to attend and participate in that team’s meetings. In addition, NTT DoCoMo can appoint between two and five of its employees that are reasonably acceptable to us as our employees in areas such as finance and technology. NTT DoCoMo will lose these rights regarding management representation under the same circumstances as it would lose board representation rights.

      Technology Committee. Our board of directors is obligated to constitute a four member board committee responsible for considering all material matters relating to the proper deployment of W-CDMA and for making recommendations to the board of directors with respect to W-CDMA matters. One of the members of this committee must be a NTT DoCoMo director nominee. Up to two NTT DoCoMo employees skilled in third-generation technology-related matters may participate in this committee’s meetings. NTT DoCoMo will generally lose these rights under the same circumstances as it would board representation rights or if the board of directors upon unanimous committee recommendation dissolves this committee.

      Right to Approve Specified Actions. We may not change the scope of our business such that our businesses (including those in our business plan and natural evolutions of those businesses), taken as a whole, cease to constitute our primary business or enter into a strategic alliance with another wireless operator so that the wireless operator would own more than 15% but less than 50% of the economic interest in us without NTT DoCoMo’s prior approval. NTT DoCoMo will lose these approval rights under the same circumstances as it would lose board representation rights.

      Right of Consultation. In connection with (i) any transaction that would result in any person owning more than a 15% economic interest in us, (ii) any transaction that would result in NTT DoCoMo’s economic interest in us being less than 10% if NTT DoCoMo’s economic interest in us is more than 12% immediately prior to the transaction or (iii) any transaction or agreement that would result in any person having governance rights more favorable than those of NTT DoCoMo, we must notify NTT DoCoMo of the proposed terms of the transaction or agreement in advance of certain board meetings promptly upon the determination by our senior executive officers that the proposed transaction or agreement will be seriously pursued. We must keep NTT DoCoMo informed of material developments in the terms of any such transaction or agreement.

      Preemptive Rights. NTT DoCoMo has limited preemptive rights that entitle it to maintain its ownership interest by purchasing shares in our new equity issuances, including issuances in connection with certain acquisitions and business combinations. In the event of a new equity issuance, if NTT DoCoMo holds 12% or more of the economic interest in us at the time of the new issuance, NTT DoCoMo may purchase a number of additional shares that would bring NTT DoCoMo’s economic interest back up to 16%; and if NTT DoCoMo holds less than 12% of the economic interest in us at the time of the new issuance, NTT DoCoMo may purchase a number of additional shares that would maintain NTT DoCoMo’s economic interest at the level it was at just before the new issuance. In most cases, the purchase price for these additional shares will be the actual price per security paid by the purchasing third party. However, in the event the equity issuance is not for cash the purchase price will be based on the average closing price of our common stock over a specified period. NTT DoCoMo will lose these preemptive rights under the same circumstances as it would lose board representation rights.

      Strategic Alliance. In connection with NTT DoCoMo’s investment, we and NTT DoCoMo formed a strategic alliance to develop the next generation of mobile multimedia services on a global-standard, high-speed wireless network. We established a new, wholly owned subsidiary to foster the development of multimedia content, applications and services operable over our current network, as well as on new, high-speed wireless networks built to global standards for third-generation services. We have contributed, among other things, our rights to content and applications used in our PocketNet service to the new multimedia subsidiary. We provide or have provided, and NTT DoCoMo has provided, technical resources and support staffing for this alliance. In addition, each of us has agreed, subject to technical and commercial feasibility, to recognize the other as its primary and preferred roaming partner in the other party’s home territory.

      We and NTT DoCoMo have agreed to certain non-competition commitments that restrict each other’s ability to provide, or own equity interests in companies that provide, mobile wireless services in Japan and the United States, respectively. We and NTT DoCoMo have also agreed to limit the extent to which we and NTT DoCoMo will be able to participate in certain mobile multimedia activities and investments in each other’s home territory. We and NTT DoCoMo will generally be bound by the non-competition commitments until approximately one year after the event triggering NTT DoCoMo’s loss of its board and management representation rights, or due to voluntary relinquishment of such rights by NTT DoCoMo.

     Certain Relationships with Wayne M. Perry

      The information below relates to our relationships with entities in which our former director Wayne M. Perry has or had certain interests. Mr. Perry resigned from our board of directors in July 2002.

      Lewis & Clark Communications, LLC. We have owned an indirect 49.9% voting equity interest in this entity since September 2000. Mr. Perry had a 45.1% interest in Lewis & Clark and served on its management committee during the period he served on our board of directors. Pursuant to a promissory note arrangement relating to this entity, we made advances of $622,000 to Lewis & Clark to fund certain operating expenses during the period of 2002 that Mr. Perry served on our board of directors. We entered into the promissory note arrangement before Mr. Perry joined our board of directors.

      Cascade Wireless, LLC. We have owned an 85% non-voting equity interest in this entity since December 2000. Mr. Perry was an 8.63% equity holder in, held 60% of the voting power of, and served on the management committee of, Cascade during the period he served on our board of directors. Mr. Perry has subsequently disposed of these interests. Pursuant to promissory note arrangements relating to Cascade and certain of its subsidiaries, we made advances of $265,725,000 to Cascade to acquire control of certain entities holding wireless licenses and additional wireless licenses and fund certain operating expenses, during the period of 2002 that Mr. Perry served on our board of directors. We entered into the promissory note arrangements before Mr. Perry joined our board of directors.

      Meriwether Communications, LLC. Mr. Perry is a 95% equity holder and has 100% of the voting power of Meriwether, and serves as one of its managers. During the period of 2002 that Mr. Perry served on our board of directors, we made advances of $1,719,000 to Meriwether to fund certain operating expenses pursuant to a promissory note arrangement. We entered into the promissory note arrangement before Mr. Perry joined our board of directors.

      Edge Wireless, LLC. We have an indirect 40% equity interest and 25% voting interest in Edge Wireless. Mr. Perry indirectly has 60% of the equity and 75% of the voting power, and serves as the Chief Executive Officer and on the management committee, of Edge Wireless. During the period of 2002 that Mr. Perry served on our board of directors, we paid $13,879,000 to Edge Wireless and Edge Wireless paid $2,561,000 to us, pursuant to a roaming agreement. During that period, Edge Wireless also paid us $396,000 to manage its roaming settlement process.

      In March 2002, we completed a transaction with Edge Wireless for the purchase of its work-in progress on the development of cell sites for a GSM system for approximately $2.3 million and the assumption of related obligations. As part of the transaction, we received rights to wireless sites in development.

     Management Indebtedness

      In May 2001, we loaned $500,000 to D. Jane Marvin, our Executive Vice President, Human Resources, in connection with her relocation to the Redmond area. This interest-free loan is secured by Ms. Marvin’s primary residence. The outstanding principal balance of the loan becomes due in five equal bi-annual installments, commencing January 1, 2002. The loan has provisions for forgiveness based on continued employment of Ms. Marvin and is subject to acceleration in certain events. The amount of this loan outstanding as of February 28, 2003 was $200,000.

      In connection with our split-off from AT&T Corp., we assumed AT&T Corp.’s obligation to Mr. Gyani under a deferred compensation account, which was credited with a balance of $6,000,000. On October 2, 2001, this obligation was exchanged for a trust-owned life insurance arrangement, pursuant to which a loan in the amount of $10.3 million, and which bears interest at the rate of 5.32% per annum, was made to the trust which used the proceeds of the loan to purchase a life insurance policy on Mr. Gyani’s life. Mr. Gyani designated the beneficiaries of the insurance policy. The Company will recover the loan principal and accrued interest upon Mr. Gyani’s death. The largest amount of this loan outstanding during fiscal year 2002 was $10,996,337 as of December 31, 2002.

Shareholder Proposal on Indexed Stock Options (Proposal No. 5)

      The board of directors recommends a vote “against” this proposal.

      A shareholder has advised the Company that it intends to present the following resolution at the annual meeting of shareholders. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the board of directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the voting power of the shares of Company stock present at the meeting, in person or by proxy, and entitled to vote at the annual meeting.

     Shareholder Resolution

      Resolved that the shareholders of AT&T Wireless, Inc. (the “Company”) request that the board of directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock option is performance-based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Company’s stock price performance exceeds the peer group performance level.

     Proponent’s Statement of Support

      As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. We believe that stock option grants can and do often provide levels of compensation well beyond those merited. Further, we believe that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than to extraordinary company performance.

      The resolution advocates performance-based stock options. It defines performance-based stock options as indexed stock options whose exercise price moves with an appropriate peer group index composed of a company’s primary competitors. It should be noted that there are other forms of indexed stock options that use other types of market indices. The resolution requests that the Company’s board of directors ensure that future Company stock option plans link the options exercise price to an industry performance index associated with a peer group of companies selected by the board of directors, such as those companies used in the Company’s proxy statement to compare five-year stock price performance.

      Implementing an indexed stock option plan would mean that our Company’s participating executives would receive payouts only if the Company’s stock price performance was better than that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our Company’s stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. We believe that downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options. In our opinion, superior performance would be rewarded.

      At present, stock options granted by the Company are not indexed to peer group performance standards. As long-term owners, we feel strongly that our Company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. We urge your support for this important governance reform.

     Board of Directors’ Response

      The board of directors has considered this proposal and believes that its adoption is unnecessary and would not be in the best interests of the Company or its shareholders.

      We believe that the proposal is unnecessary because the Company’s approach to executive compensation is already based on Company performance. As described in the Compensation Committee Report on page 12 of this proxy statement, the Compensation Committee has determined that a long-term incentive compensation program that includes “performance shares”, as well as stock options, will better reflect the Company’s performance driven compensation policies and objectives. Grants under this program will be made annually to key management employees. The performance shares are contingent awards that may be earned based on the Company achieving performance goals specified for each one-year performance cycle. The earned performance shares will then be credited and paid out in common stock in three equal installments over a three-year period, provided the holder remains employed until the applicable crediting date. Stock options will also continue to be granted annually, although in reduced amounts from previous guidelines to reflect the targeted value of the performance shares.

      We believe that the proposal is not only unnecessary but also suffers from various weaknesses. The proposal fails to adequately address key issues that must be resolved in order to successfully administer such a program. For example, the proposal does not address how large the spread between the growth in the Company’s share price and the share price of the index must be before a payout may occur. Also, the proposal would require tying the exercise price of the Company’s stock options, which are long-term incentives, to a peer group stock index that may change over time as a result of industry consolidation or other transactions whereby current peers would no longer be publicly traded.

      We also believe that the proposal could impede the Company’s ability to maintain appropriate equity incentive compensation for its executive officers and provide incentives sufficient to enable the Company to continue to compete for executive talent. The Investor Responsibility Research Center reports that the practice of awarding indexed stock options is uncommon; only 1.3% of the S&P “Super 1,500” companies utilize such programs. The Company has an interest in implementing equity-incentive programs that will enable it to recruit and retain senior executives. Currently, stock options will continue to be granted to the Company’s executives, although in reduced amounts as noted above. The board of directors believes the Company should maintain the flexibility to determine the form of stock options that may be granted to executives and not be limited to the categories of options that proponent characterizes as performance-based.

      The board of directors also believes that indexed stock options are not in the best interests of the Company and its shareholders because they may not qualify as performance-based compensation under Section 162(m), thereby limiting the deductibility of compensation attributable to stock options.

      In summary, the board of directors believes that the Company’s current approach to executive equity-based compensation effectively aligns the interests of management with shareholders and avoids the complexity and weakness incident to adopting the indexed stock option program described in the proposal.

Shareholder Proposal on Shareholder Rights Plans (Proposal No. 6)

      The board of directors recommends a vote “against” this proposal.

      A shareholder has advised the Company that he intends to present the following resolution at the annual meeting of shareholders. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the board of directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the voting power of the shares of Company stock present at the meeting, in person or by proxy, and entitled to vote at the annual meeting.

     Shareholder Resolution

      Open Up Poison Pills to Shareholder Vote
      This topic won an overall 60%-yes vote at 50 companies in 2002

      Shareholders recommend that our Board of Directors redeem any poison pill previously issued and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote.

     Proponent’s Statement of Support

      Harvard Report

      A 2001 Harvard Business School study found that good corporate governance (which took into account whether a company had a poison pill) was positively related to company value. This study reviewed the relationship between the corporate governance index for 1,500 companies and company performance from 1990 to 1999.

      Certain governance experts believe that a company with good governance will perform better over time, leading to a higher stock price. Others see good governance as a means of reducing risk, as they believe it decreases the likelihood of bad things happening to a company.

      Fidelity, an $800 billion mutual fund giant, has withheld votes for directors since the 1980s at companies which approved poison pills, Wall Street Journal, June 12, 2002.

      Serious about good governance

      Enron and the corporate disasters that followed forced many companies to get serious about good governance. This includes the poison pill. When the buoyant stock market burst, suddenly the importance of governance was clear. In a time of crises, a vigorous board can help minimize damage.

      A look back at Business Week’s inaugural ranking of the best and worst boards in 1996 tells the story. For the 3 years after the list appeared, the stocks of companies with the best boards outperformed those with the worst boards by 2 to 1. Increasingly, institutional investors are flocking to stocks of companies perceived as being well governed and punishing stocks of companies seen as lax in oversight.

      Council of Institutional Investors Recommendation

      The Council of Institutional Investors www.cii.org, an organization of 120 pension funds investing $1.5 trillion, called for shareholder approval of poison pills. In recent years, various companies have redeemed existing poison pills or sought shareholder approval for their poison pill. This includes Columbia/HCA, McDermott International and Airborne, Inc. Shareholders believe that our company should follow suit.

To protect our investment money at risk:
Open Up Poison Pills to Shareholder Vote
This topic won an overall 60%-yes vote at 50 companies in 2002
Yes on 6

     Board of Directors’ Response

      The proposal asks the Company’s board of directors to redeem the Company’s shareholder rights plan (sometimes called a “poison pill”) and submit any adoption or extension of a rights plan to a shareholder vote. The board of directors recommends that you vote against this proposal because the board believes that the Company’s shareholder rights plan is in the best interests of the Company and its shareholders.

      The board of directors believes that the Company’s shareholder rights plan strengthens the board’s ability to maximize shareholder value in the event of an attempted takeover by giving the board the time to properly consider a proposed acquisition, the leverage to negotiate for a higher price and the flexibility to pursue potentially superior alternatives. The board of directors also believes that the rights plan can deter abusive takeover tactics, such as a two-tier tender offer, a “creeping acquisition” or other tactics that treat different shareholders of the Company unequally, which the board believes are unfair to the Company’s shareholders and not in their best interests. In recent years, the equity markets generally have been characterized by depressed values and volatility, and the telecommunications industry has experienced significant pressures for consolidation. Under these circumstances, the board believes that a rights plan is especially important in deterring potential acquirers from paying less than fair value for the Company.

      The rights plan is not intended to, and does not, prevent unsolicited, non-abusive offers to acquire the Company at a fair price. Rather, the board may redeem the rights plan to permit an acquisition that it determines, in the exercise of its fiduciary duties, adequately reflects the value of the Company and is in the best interests of its shareholders.

      The proposal erroneously implies that good corporate governance and shareholder rights plans are mutually exclusive. That is simply not true. At its most basic level, good corporate governance consists of a board of directors steadfastly observing its fiduciary duties owed to shareholders and promoting shareholder value. The board has a commitment to sound corporate governance principles and practices that are widely respected among institutional investors and in corporate governance circles. Only one of the members of the board of directors of the Company is a current employee of the Company, and a majority of the directors are independent. The board also has adopted a practice of meeting in executive session at each of its regularly scheduled meetings without the presence of management. In addition, our directors include distinguished individuals who actively participate in organizations that are leaders in the movement to improve governance practices.

      Research suggests that having a rights plan can maximize shareholder value. For example, a May 2001 study conducted by J.P. Morgan & Co., which analyzed 397 transactions from 1997-2000 representing all announced acquisitions of publicly traded companies in the United States in excess of $1 billion, found that the median takeover premium paid for companies that had a rights plan in place was 4% higher than for companies that did not have one. A November 1997 study by Georgeson & Co. reported that premiums paid to acquire target companies with rights plans were on average 8% higher than premiums paid for target companies without rights plans. Thus, they concluded that rights plans contributed an additional $13 billion in shareholder value during the previous five years, and shareholders of acquired companies without such protection could not realize $14.5 billion in potential premiums. Georgeson & Co. also reported that the presence of a rights plan at a target company did not increase the likelihood of a withdrawal of a friendly takeover bid nor the defeat of a hostile one. This data suggests a compelling reason why a majority of the companies in the S&P 500 have adopted shareholder rights plans.

      The board of directors recommends that you vote against the proposal because it believes that the shareholder rights plan is an important tool that the board should have for the preservation and maximization of the Company’s long-term value. It is the board’s fiduciary duty to shareholders to evaluate the merits of any proposed acquisition of the Company and seek to insure that any such acquisition delivers full value to all of the shareholders. Redeeming the current shareholder rights plan or requiring a shareholder vote prior to the adoption of any other rights plan, would remove the board’s ability to wield this important tool for the protection of shareholders.

Other Information

     Information Regarding Proponents of Shareholder Proposals

      Proposals 5 and 6 of the proxy statement were submitted by the Massachusetts Laborers’ Pension Fund and by John Chevedden, respectively. Information regarding the number of the Company’s voting securities held by each of these proponents, as well as each proponent’s mailing address, may be obtained by oral request to the Company’s Investor Relations Department at 1-425-580-1652, or by written request to the Associate General Counsel and Corporate Secretary at AT&T Wireless Services, Inc., P.O. Box 97061, Redmond, Washington 98073-9761.

     Submission of Shareholder Proposals for Inclusion in Proxy Statement

      The deadline for the Company to receive shareholder proposals for inclusion in the Company’s proxy statement for the 2004 annual meeting of shareholders is December 16, 2003, 5:00 p.m. Pacific time. Proposals will be properly delivered if sent to: Associate General Counsel and Corporate Secretary, AT&T Wireless Services, Inc., P.O. Box 97061, Redmond, Washington 98073-9761. For a timely submitted shareholder proposal to be included in the proxy statement, it must meet certain requirements of the Securities and Exchange Commission.

     Advance Notice Procedures for Nominations, Business at Annual Meeting of Shareholders

      Nominations of persons for election to the board of directors and proposals for business to be considered by shareholders at the 2004 annual meeting of shareholders must be made pursuant to the advance notice procedures set forth in the By-Laws of the Company. To be timely for this purpose, notice of nomination or other business proposed to be considered by shareholders at the 2004 annual meeting must be delivered to the Company’s Associate General Counsel and Corporate Secretary no later than 5:00 p.m. Pacific time on March 15, 2004 and no earlier than February 11, 2004. Such nominations or proposals should be sent to: Associate General Counsel and Corporate Secretary, AT&T Wireless Services, Inc., P.O. Box 97061, Redmond, Washington 98073-9761. Pursuant to the advance notice procedures of the Company’s By-Laws, the Company did not have timely notice of any shareholder proposals or other business requested to be considered at the 2003 annual meeting of shareholders. If any business properly comes before the meeting that is not described in this proxy statement, the proxies appointed when you vote by telephone, on the Internet or by the proxy card will vote on such matters in their discretion.

     Proxy Solicitation Costs

      The Company has retained Georgeson Shareholder Communications, Inc. to assist with the solicitation of proxies from shareholders for a fee of $16,000 plus expenses. Proxies may be solicited in person, by telephone, by facsimile transmission or by other means of communication. The Company will reimburse banks, brokers or other nominees for their costs of sending the Company’s proxy materials to beneficial owners. Directors, officers or other Company employees also may solicit proxies from shareholders without additional compensation.

Directions to Annual Meeting

      From I-5 take either I-90 or SR-520 and head east to Bellevue. Take I-405-north from I-90 or I-405-south from SR-520 to downtown Bellevue. Exit on N.E. 4th Street (Exit 13-A), turn west off the exit and then right at the first light onto 112th Avenue N.E. Drive one block north to N.E. 6th Street and turn left. Meydenbauer Center is located on the corner of 112th Avenue N.E. and N.E. 6th Street. Parking is available at Meydenbauer Center for a fee.

Appendix A

AT&T WIRELESS SERVICES, INC.

Charter of the Audit Committee of the Board of Directors
(Amended and Restated March 20, 2003)

Purpose

      The Audit Committee (the “Committee”) shall assist the Board of Directors (the “Board”) of AT&T Wireless Services, Inc. (the “Company”) in monitoring (1) the Company’s compliance with legal and regulatory requirements, (2) the integrity of the Company’s financial statements and (3) the independence, performance and qualifications of the Company’s internal and independent auditors.

      The Committee shall prepare the report or other information required by the rules of the Securities and Exchange Commission (the “SEC”) or by other applicable laws, rules or regulations to be included in the Company’s annual proxy statement.

Creation and Membership

      The Committee members shall be appointed by the Board on the recommendation of the Governance Committee and the Chief Executive Officer. The Committee shall be comprised of at least three (3) members. The chair and members of the Committee shall meet the independence, financial literacy and financial expertise requirements of the New York Stock Exchange (the “NYSE”) and all other applicable laws, rules or regulations, in each case, when, as and to the extent applicable to the Company.

      If a Committee member simultaneously serves on the audit committee of more than three publicly-traded companies, then, in each case, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Committee. Such determination shall be disclosed in the Company’s annual proxy statement.

General Duties and Authority

      1.     The Committee shall hold at least four (4) regular meetings per year, timed to allow for review of quarterly financial results. The Committee shall hold as many total meetings per year as its members feel are appropriate to fulfill the Committee’s responsibilities. Periodically, the Committee also shall meet separately with management, the internal auditors and the independent auditors.

      2.     The Committee shall report regularly to the Board, including on issues related to the quality or integrity of financial statements and related portions of periodic reports filed with the SEC, legal and regulatory compliance and performance, independence and qualifications of internal and independent auditors.

      3.     The Committee shall have direct access to, and complete and open communication with, the Company’s senior management and internal and independent auditors. The Company’s independent auditors shall report directly to the Committee and be ultimately accountable to the Board and the Committee. The Committee shall have the sole authority and responsibility to select, evaluate, retain and, where appropriate, terminate the independent auditors. The Committee shall be responsible for all oversight of the independent auditors, including the resolution of disagreements between management and the independent auditors. The Committee shall consult with management in discharge of its duties, but shall not delegate such duties to management.

      4.     The Committee shall pre-approve all audit, review or attest engagements and all permitted non-audit services of the Company’s independent auditors, and the pre-approval policies and procedures for permitted non-audit services shall be disclosed in applicable Company filings made with the SEC. The authority to pre-approve audit, review and attest engagements and permitted non-audit services may be delegated to one or more independent Committee members, so long as such delegee presents his or her decisions at each scheduled meeting of the Committee.

      5.     The Committee shall establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

      6.     In conjunction with the Governance Committee, develop and monitor compliance with, a code of business conduct and ethics applicable to the Company’s directors, officers and employees.

      7.     The Committee has the authority, without seeking approval from the Board, to retain and authorize the compensation of special legal, accounting or other advisors (including, for example, investment bankers or financial analysts), as it deems appropriate or necessary, to assist in fulfilling its responsibilities and discharging its duties.

      8.     The Committee shall annually review the Committee’s own performance. The Committee shall also annually review and assess the adequacy of this Charter and recommend any appropriate changes to this Charter to the Board.

Specific Duties

      The Audit Committee will discharge the following duties as required by applicable laws, rules or regulations, and otherwise, as it deems necessary or appropriate.

     Financial Statements and Disclosure Matters

      It is the responsibility of the Company’s management to prepare consolidated financial statements in accordance with generally accepted accounting principles (“GAAP”) and the Company’s independent auditors to audit or review those financial statements. The Committee’s responsibility is one of oversight. The Committee shall:

      1.     Review and discuss with management and the independent auditors the Company’s annual audited financial statements and related significant financial reporting matters, including Management Discussion & Analysis, judgments and estimates made in preparing such financial statements. Discuss the quality of the Company’s significant accounting policies and estimates and clarity of disclosures. Recommend to the Board the acceptance and inclusion of the annual audited financial statements in the Company’s Annual Report, Form 10-K, based on its review and discussions of the audited financial statements required hereby, its discussion with the independent auditors of the matters required to be discussed by Statement on Auditing Standards 61, “Communications with Audit Committees,” and its review and discussion of the auditor’s statement on its independence from and relationships with the Company as required by Independence Standards Board Standard No. 1.

      2.     Review and discuss with management and the independent auditors the Company’s quarterly financial statements and Management Discussion & Analysis prior to the filing of its Form 10-Q, including the results of the independent auditors’ reviews of the quarterly financial statements.

      3.     Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. (This discussion may be done generally with direction, i.e., discussion of the types of information to be disclosed and the type of presentation to be made, and the Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.)1

      4.     Discuss with management the Company’s guidelines and policies to govern the process of risk assessment and risk management, including major financial risk exposures and the steps management has taken to monitor and control such exposures. The Committee shall review generally the processes of other bodies who perform this function.

      5.     Review and discuss with the Company’s Chief Legal Officer legal disclosure, oversight of and conformity with the Company’s Code of Business Conduct, and legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

      6.     Review and discuss significant findings of any examinations by regulatory agencies.

      7.     Regularly review and discuss with the independent auditors any audit problems or difficulties and management’s response thereto, including (a) restrictions on the scope of the auditors’ activities, (b) access to requested information, (c) significant disagreements with management, (d) adjustments noted by auditors but not taken by management, (e) communications between the independent audit team and its national office relating to significant auditing or accounting issues encountered in its work for the Company, (f) management or internal control letters issued or proposed to be issued and (g) responsibilities, budget and staffing of the internal audit function.1

      8.     Review and discuss, including with management and the independent auditors, as appropriate, major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection of accounting policies or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

      9.     Review and discuss, including with management and the independent auditors, as appropriate, the analyses prepared by management (including the internal auditors) and/or the independent auditors setting forth significant financial reporting issues and judgements made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements,1 and discuss with the independent auditors any matters not already described above required to be discussed with the independent auditors by Statement on Auditing Standards 61, “Communications with Audit Committees.”

      10.     Review and discuss, including with management and the independent auditors, as appropriate, the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the financial statements of the Company.

      11.     Review and consider other significant emerging best practices.

     Oversight of the Company’s Relationship with the Independent Auditors

      12.     Obtain and review a report from the independent auditors at least annually regarding (a) the auditor’s internal quality-control procedures, (b) any material issues raised by the most recent quality-control review, or peer review, of the auditors, or by any inquiry or investigation by governmental or professional authorities within the preceding five (5) years respecting one or more independent audits carried out by the auditors, (c) any steps taken to deal with any such issues and (d) in order to assess the auditor’s independence, all relationships between the auditors and the Company.1

      13.     Actively engage in a dialogue with the independent auditors with respect to the independent auditor’s independence and any relationships or services that may impact the objectivity and independence of the independent auditors. Consider the compatibility of any non-audit services provided by the independent auditors with that firm’s independence. Recommend that the Board take appropriate action in response to the independent auditors’ report to satisfy itself of the independent auditors’ independence.

      14.     The Committee shall obtain and review timely reports from the independent auditors regarding (i) all critical accounting policies and practices to be used, (ii) all alternative treatments within GAAP of policies and practices related to material items that have been discussed with management, ramifications of the use of such alternatives, and the treatment preferred by the independent auditors and (iii) other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

      15.     The Committee’s evaluation of the independent auditors shall include an evaluation of the experience and qualifications of the senior members of the independent auditor team, including the lead partner. This evaluation should take into account the opinions of management and the internal auditors. The Committee shall also ensure that the lead partner and the concurring partner of the independent auditor are replaced at least once every five years and other applicable partners working on the Company’s account are rotated periodically in compliance with all applicable laws, rules and regulations.1

      16.     The Committee shall review and present its conclusions regarding independent auditor qualifications, independence and performance (and, if applicable, its conclusions regarding auditor rotation) to the Board at least annually.

     Company Personnel

      17.     The Committee shall establish clear hiring policies for the Company’s hiring of employees or former employees of the independent auditors who were engaged on the Company’s account (including past and present members of the audit engagement team) and ensure that all such hiring policies comply with all applicable laws, rules and regulations. The Committee shall consider how such policies affect auditor’s independence.

      18.     The Committee shall review the appointment and replacement of the Company’s senior internal auditing executive.

1	The Committee intends to comply voluntarily with the proposed NYSE requirements and/or any other laws, rules and regulations (including any SEC rules or regulations) that relate to this requirement as soon as the Committee deems it reasonably practicable. This requirement shall be mandatory on the Committee when, as and to the extent required by applicable NYSE requirements and all other applicable laws, rules and regulations (including SEC rules and regulations).

Appendix B

AT&T WIRELESS SERVICES, INC.

2001 LONG TERM INCENTIVE PLAN

(Amended and Restated as of March 20, 2003)

      Section 1.     Purpose. The purposes of the AT&T Wireless Services, Inc. 2001 Long Term Incentive Plan (the “Plan”) are to encourage selected Employees and non-employee directors of AT&T Wireless Services, Inc., a Delaware corporation (the “Company”), and its Affiliates to acquire a proprietary and vested interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company’s future success and prosperity, thus enhancing the value of the Company for the benefit of stockholders, and to enhance the ability of the Company and its Affiliates to attract and retain individuals of exceptional managerial talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.

      Section 2.     Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean (i) any Person that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

(b) “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Performance Share, Performance Unit, dividend equivalent, Other Stock Unit Award or any other right, interest or option relating to Shares or other property granted pursuant to the provisions of the Plan.

(c) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder, which may, but need not, be executed or acknowledged by both the Company and the Participant.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Change in Control” shall mean the happening of any of the following events:

(i) any acquisition of securities or other transaction, arrangement or understanding, not approved in advance by the Incumbent Board (as defined in subsection (e)(ii) below), by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (such individual, entity or group referred to herein as an “Entity”) which would result in such Entity acquiring beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) (referred to herein as “beneficial ownership”) of 20% or more of either (A) the then outstanding Shares (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, any acquisition by: (1) the Company or (2) any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company (each, an “Excluded Person”);

(ii) during any period of two consecutive years, a change in the composition of the Board as constituted at the beginning of the two-year period, such that the individuals who, as of the beginning of the two-year period, constitute the Board (such Board shall be referred to herein as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that, except as set forth in the following sentence, for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of the two-year period, whose election to the Board, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board. Notwithstanding the proviso set forth in the preceding sentence, if any such individual initially assumes office as a result of or in connection with either an actual or threatened solicitation with respect to the election of directors (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board, then such individual shall not be considered a member of the Incumbent Board. For purposes of Section 2(e), if at any time individuals who initially assumed office as a result of or in connection with an arrangement or understanding between the Company and any Entity (an “Entity Designee”) constitute at least one-half of the Board, none of such Entity Designees shall be considered a member of the Incumbent Board from that time forward;

(iii) either (A) the consummation of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a “Corporate Transaction”) or (B) an acquisition by an Entity of beneficial ownership of Outstanding Company Common Stock or Outstanding Company Voting Securities, whether or not approved by the Incumbent Board, in either case as a result of or in connection with such Corporate Transaction or acquisition:

(1) three or fewer Entities beneficially own, directly or indirectly, 45% or more of, respectively, the Outstanding Company Common Stock or the Outstanding Company Voting Securities or of, respectively, the outstanding shares of common stock or the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the surviving corporation resulting from such Corporate Transaction (including, without limitation, a corporation or other Person that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (a “Parent Company”)); excluding, however, the following: (x) any Excluded Person; (y) any Entity which has entered into an agreement with the Company pursuant to which such Entity has agreed not to acquire additional voting securities of the Company (other than pursuant to the terms of such agreement), solicit proxies with respect to the Company’s voting securities or otherwise participate in any contest relating to the election of directors of the Company, or take other actions that could result in a change in control of the Company; and (z) any Entity who is, or if such Entity beneficially owned 5% or more of the Outstanding Common Stock would be, eligible to report such Entity’s beneficial ownership on Schedule 13G pursuant to the rules under Section 13(d) of the Exchange Act;

(2) the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to the consummation of a Corporate Transaction (or the securities of the surviving corporation or, if applicable, Parent Company, issued to the holders of the Outstanding Company Common Stock and Outstanding Company Voting Securities as a result of such Corporate Transaction) do not, immediately after the consummation of the Corporate Transaction, represent more than 55% of, respectively, the Outstanding Company Common Stock and Outstanding Company Voting Securities or of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the surviving corporation resulting from such Corporate Transaction or, if applicable, of the Parent Company; or

(3) individuals who were members of the Incumbent Board immediately prior to such acquisition or the consummation of the Corporate Transaction will not, immediately after such acquisition or consummation of such Corporate Transaction, constitute at least a majority of the members of the Board or the board of directors of the surviving corporation resulting from such Corporate Transaction (or, if applicable, of the Parent Company);

(iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or

(v) the consummation of any other transaction which a majority of the Incumbent Board, in its sole and absolute discretion, shall determine constitutes an actual or de facto change in control, for purposes of this subsection (e).

Notwithstanding the foregoing, the split off of the AT&T Wireless group from AT&T Corp. pursuant to that Separation and Distribution Agreement dated as of June 4, 2001 between the Company and AT&T Corp. shall not be deemed a Change in Control.

(f) “Change in Control Price” means, with respect to a Share, the higher of (A) the highest reported sales price, regular way, of such Share in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such Shares are listed or on the Nasdaq National Market during the 60-day period prior to and including the date of a Change in Control or (B) if the Change in Control is the result of a tender or exchange offer or a Corporate Transaction, the highest price per such Share paid in such tender or exchange offer or Corporate Transaction; provided, however, that in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, the Change in Control Price shall be the Fair Market Value of such Share on the date such Incentive Stock Option or Stock Appreciation Right is exercised or deemed exercised pursuant to Section 11(b). To the extent the consideration paid in any such transaction described above consists all or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the Board.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(h) “Committee” shall mean the Compensation Committee of the Board, or any successor to such committee, composed of no fewer than two directors, each of whom is a “non-employee director” within the meaning of Rule 16b-3(b)(3) promulgated under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission, and an “outside director” within the meaning of Section 162(m) of the Code, or any successor provision thereto.

(i) “Company” shall mean AT&T Wireless Services, Inc., a Delaware corporation.

(j) “Covered Employee” shall mean a “covered employee” within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto.

(k) “Employee” shall mean any employee of the Company or any Affiliate. An Employee shall also mean any consultant, advisor or independent contractor who provides services to the Company or any Affiliate, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (ii) does not directly or indirectly promote or maintain a market for the Company’s securities.

Unless otherwise determined by the Committee in its sole discretion, for purposes of the Plan, an Employee shall be considered to have terminated employment or services and to have ceased to be an Employee if his or her employer ceases to be an Affiliate, even if he or she continues to be employed by such employer.

(l) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(m) “Fair Market Value” shall mean, with respect to any property other than Shares, the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and, with respect to Shares, shall mean the average of the high and low trading prices on any given date during regular trading, or if not trading on that date, such price on the last preceding date on which Shares were traded, unless determined otherwise by the Committee using such methods or procedures as it may establish for such Shares or any other property, including but not limited to, an average of trading days not to exceed 30 days from the date on which the applicable award is granted.

(n) “Incentive Stock Option” shall mean an Option granted under Section 6 that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(o) “Nonstatutory Stock Option” shall mean an Option granted under Section 6 that is not intended to be an Incentive Stock Option.

(p) “Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

(q) “Other Stock Unit Award” shall mean any right granted to a Participant by the Committee pursuant to Section 10.

(r) “Participant” shall mean an Employee or non-employee director who is selected by the Committee to receive an Award under the Plan.

(s) “Performance Award” shall mean any Award of Performance Shares or Performance Units granted pursuant to Section 9.

(t) “Performance Period” shall mean that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

(u) “Performance Share” shall mean any grant pursuant to Section 9 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(v) “Performance Unit” shall mean any grant pursuant to Section 9 of a unit valued by reference to a designated amount of property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

(w) “Person” shall mean any individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

(x) “Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including, without limitation, any restriction on the right to vote such Share, and the right to receive any cash dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

(y) “Restricted Stock Award” shall mean an award of Restricted Stock under Section 8.

(z) “Shares” shall mean the shares of common stock of the Company, par value $0.01 per share.

(Aa) “Stock Appreciation Right” shall mean any right granted to a Participant pursuant to Section 7 to receive, upon exercise by the Participant, the excess of (i) the Fair Market Value of one Share on the date of exercise or, if the Committee shall so determine in the case of any such right other than one related to any Incentive Stock Option, at any time during a specified period before the date of exercise over (ii) the grant price of the right on the date of grant, or if granted in connection with an outstanding Option on the date of grant of the related Option, as specified by the Committee in its sole discretion, which, except in the case of Substitute Awards or in connection with an adjustment provided in Section 4(c), shall not be less than the Fair Market Value of one Share for such date of grant of the right or the related Option, as the case may be. Any payment by the Company in respect of such right may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, shall determine.

(Bb) “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(Cc) “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or with which the Company combines.

      Section 3.     Administration. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to (a) select the Employees of the Company and its Affiliates and non-employee directors of the Company to whom Awards may from time to time be granted hereunder; (b) determine the type or types of Award to be granted to each Participant hereunder; (c) determine the number of Shares to be covered by each Award granted hereunder; (d) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (e) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property or canceled or suspended; (f) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (g) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (h) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (i) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. Decisions of the Committee shall be final, conclusive and binding on all Persons, including the Company, any Participant, any stockholder and any Employee of the Company or any Affiliate. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings. Notwithstanding the foregoing or anything else to the contrary in the Plan, any action or determination by the Committee specifically affecting or relating to an Award to a non-employee director shall be approved and ratified by the Board.

      Section 4.     Shares Subject to the Plan.

      (a) Subject to adjustment as provided in Section 4(c), a total of 305,103,706 Shares shall be authorized for issuance under the Plan; provided, that, if any Shares subject to an Award are forfeited or if any Award based on Shares is settled for cash, or expires or otherwise is terminated without issuance of such Shares, the Shares subject to such Award shall, to the extent of such cash settlement, forfeiture or termination, be available for Awards under the Plan; provided, further, that any shares subject to awards under the Company’s Adjustment Plan (the “Adjustment Plan”) that cease to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in shares) shall cease, as of such date, to be available for grant and issuance under the Adjustment Plan, but shall be available for issuance under the Plan. In the event that any Option or other Award granted hereunder is exercised through the tendering of Shares (either actually or by attestation) or in the event that withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of Shares or by the withholding of Shares by the Company, only the number of Shares issued net of the Shares tendered or withheld shall be counted for purposes of determining the maximum number of Shares available for issuance under the Plan. Shares reacquired by the Company on the open market from time to time using cash proceeds received by the Company from the exercise of Options granted under the Plan shall be available for Awards under the Plan. In addition, Substitute Awards shall not reduce the Shares authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. In the event that a company acquired by the Company or with which the Company combines (“Acquisition Party”) has shares available for awards or grants under a pre-existing plan not adopted in contemplation of such acquisition or combination, then, to the extent determined by the Committee or the Board, a number of Shares determined by applying the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the Acquisition Party to the number of shares available for grant under the terms of such pre-existing plan shall be available for Awards under the Plan and shall not reduce the Shares authorized for issuance under the Plan; provided, that such Awards shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination; and provided, further, that such Awards shall be made only to individuals who were not Employees or non-employee directors of the Company or an Affiliate prior to such acquisition or combination.

      (b) Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

      (c) In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee, in its sole discretion, deems equitable or appropriate, including, without limitation, such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Options, Stock Appreciation Rights or other Awards granted under the Plan, and in the number, class and kind of securities subject to Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate in its sole discretion; provided, however, that the number of Shares subject to any Award shall always be a whole number.

      (d) Subject to adjustment from time to time as provided in Section 4(c), not more than an aggregate of 123 million Shares shall be available for issuance pursuant to grants other than Options and Stock Appreciation Rights.

      Section 5.     Eligibility. Any Employee or non-employee director of the Company shall be eligible to be selected as a Participant.

      Section 6.     Stock Options. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option granted under the Plan shall be evidenced by an Award Agreement in such form as the Committee may from time to time approve. Any such Option shall be subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable:

(a) Option Price. The purchase price per Share purchasable under an Option shall not be less than the Fair Market Value of the Share for the date of the grant, except in the case of Substitute Awards or in connection with an adjustment provided for in Section 4(c).

(b) Option Period. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of ten years from the date the Option is granted.

(c) Exercisability. Options shall be exercisable at such time or times as determined by the Committee at or subsequent to grant.

(d) Method of Exercise. Subject to the other provisions of the Plan, any Option may be exercised by the Participant in whole or in part at such time or times, and the Participant may make payment of the option price in such form or forms, including, without limitation, payment by delivery of cash, delivery of Shares (either actually or by attestation) already owned by the Participant for at least six months (or any shorter period sufficient to avoid a charge to the Company’s earnings for financial reporting purposes) or delivery of other consideration (including, where permitted by law and the Committee, Awards) having a Fair Market Value on the exercise date equal to the total option price, or by any combination of cash, such Shares and other consideration as the Committee may specify in the applicable Award Agreement.

(e) Incentive Stock Options. In accordance with rules and procedures established by the Committee, and except as otherwise provided in Section 11, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options held by any Participant which are exercisable for the first time by such Participant during any calendar year under the Plan (and under any other employee benefit plans of the Company or any Subsidiary) shall not exceed $100,000 or, if different, the maximum limitation in effect at the time of grant under Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. Incentive Stock Options shall be granted only to Participants who are Employees but are not consultants, advisors or independent contractors of the Company or a Subsidiary of the Company. The terms of any Incentive Stock Option granted hereunder shall comply in all respects with the provisions of Section 422 of the Code or any successor provision, and any regulations promulgated thereunder. The aggregate number of Shares with respect to which Incentive Stock Options may be issued under the Plan shall not exceed 150 million.

(f) Form of Settlement. In its sole discretion, the Committee may provide, at the time of grant, that the Shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities, or may reserve the right so to provide after the time of grant.

      Section 7.     Stock Appreciation Rights. Stock Appreciation Rights may be granted hereunder to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each recipient. Any Stock Appreciation Right related to a Nonstatutory Stock Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. Any Stock Appreciation Right related to an Incentive Stock Option must be granted at the same time such Option is granted. In the case of any Stock Appreciation Right related to any Option, the Stock Appreciation Right or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a Stock Appreciation Right granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of Shares not covered by the Stock Appreciation Right. Any Option related to any Stock Appreciation Right shall no longer be exercisable to the extent the related Stock Appreciation Right has been exercised. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate; provided that the grant price of a freestanding Stock Appreciation Right shall not be less than the Fair Market Value of a Share for the date of the grant, except in the case of Substitute Awards or in connection with an adjustment provided for in Section 4(c), and the term shall not be more than ten years.

      Section 8.     Restricted Stock.

      (a) Issuance. A Restricted Stock Award shall be subject to restrictions imposed by the Committee during a period of time specified by the Committee (the “Restriction Period”); provided that, with respect to a Restriction Period that is based solely on a Participant’s continued employment or service relationship with the Company, such Restriction Period shall, except as otherwise determined by the Committee and set forth in the Award Agreement, be no less than three years in the aggregate, with such interim vesting as may be determined by the Committee and set forth in the Award Agreement. Restricted Stock Awards may be issued hereunder to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The provisions of Restricted Stock Awards need not be the same with respect to each recipient.

      (b) Registration. Any Restricted Stock issued hereunder may be evidenced in such manner as the Committee, in its sole discretion, shall deem appropriate, including, without limitation, book entry registration or issuance of a stock certificate or certificates. In the event any stock certificates are issued in respect of shares of Restricted Stock awarded under the Plan, such certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award.

      (c) Forfeiture. Except as otherwise determined by the Committee at the time of grant or thereafter, upon termination of employment or services for any reason during the Restriction Period, all Shares of

Restricted Stock still subject to restriction shall be forfeited by the Participant and reacquired by the Company. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the grantee promptly after expiration of the period of forfeiture, as determined or modified by the Committee.

      Section 9.     Performance Awards. Performance Awards may be issued hereunder to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. Except as provided in Section 11, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee at the time of payment. The performance levels to be achieved for each Performance Period and the amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis.

      Section 10.     Other Stock Unit Awards.

      (a) Stock and Administration. Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Stock Unit Awards”) may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan, and such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. Other Stock Unit Awards may be paid in Shares, cash or any other form of property as the Committee shall determine. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees of the Company and its Affiliates and non-employee directors to whom and the time or times at which such Awards shall be made, the number of Shares to be granted pursuant to such Awards, and all other conditions of the Awards; provided that, with respect to Other Stock Unit Awards that vest solely upon a Participant’s continued employment or service relationship with the Company, such Awards shall, except as otherwise determined by the Committee and set forth in the Award Agreement, have a vesting period of no less than three years in the aggregate, with such interim vesting as may be determined by the Committee and set forth in the Award Agreement. The provisions of Other Stock Unit Awards need not be the same with respect to each recipient.

      (b) Terms and Conditions. Subject to the provisions of the Plan and any applicable Award Agreement, Awards and Shares subject to Awards made under this Section 10 may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the Shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses. Shares (including securities convertible into Shares) subject to Awards granted under this Section 10 may be issued for no cash consideration or for such minimum consideration as may be required by applicable law. Shares (including securities convertible into Shares) purchased pursuant to a purchase right awarded under this Section 10 shall be purchased for such consideration as the Committee shall determine in its sole discretion, which, except in the case of Substitute Awards, shall not be less than the Fair Market Value of such Shares or other securities for the date such purchase right is awarded.

      Section 11.     Change in Control Provisions.

      (a) Impact of Event. Notwithstanding any other provision of the Plan to the contrary, unless the Committee shall determine otherwise at the time of grant with respect to a particular Award, in the event of a Change in Control:

(i) any Options and Stock Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred, and which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant;

(ii) the restrictions and deferral limitations applicable to any Restricted Stock shall lapse, and such Restricted Stock shall become free of all restrictions and limitations and become fully vested and transferable to the full extent of the original grant;

(iii) all Performance Awards shall be considered to be earned and payable in full, and any deferral or other restriction shall lapse and such Performance Awards shall be immediately settled or distributed; and

(iv) the restrictions and deferral limitations and other conditions applicable to any Other Stock Unit Awards or any other Awards shall lapse, and such Other Stock Unit Awards or such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.

      (b) Change in Control Cash-Out. Notwithstanding any other provision of the Plan, during the 60-day period from and after a Change in Control (the “Exercise Period”), if the Committee shall determine at, or at any time after, the time of grant, a Participant holding an Option or Stock Appreciation Right shall have the right, whether or not the Option or Stock Appreciation Right is fully exercisable and in lieu of the payment of the purchase price for the Shares being purchased under the Option or Stock Appreciation Right and by giving notices to the Company, to elect (within the Exercise Period) to surrender all or part of the Option or Stock Appreciation Right to the Company and to receive cash, within 30 days of such notice, in an amount equal to the amount by which the Change in Control Price per Share on the date of such election shall exceed the purchase price per Share under the Option or Stock Appreciation Right (the “spread”) multiplied by the number of Shares granted under the Option or Stock Appreciation Right as to which the right granted under this Section 11(b) shall have been exercised.

      Section 12.     Code Section 162(m) Provisions.

      (a) Notwithstanding any other provision of the Plan, if the Committee determines at the time Restricted Stock, a Performance Award or an Other Stock Unit Award is granted to a Participant who is then an officer that such Participant is, or is likely to be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Section 12 is applicable to such Award.

      (b) If Restricted Stock, a Performance Award or an Other Stock Unit Award is subject to this Section 12, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the following business criteria of the Company, its affiliates or its business units, as reported or calculated by the Company: cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); working capital; earnings per share; book value per share; operating income (including or excluding depreciation, amortization or other expenses); revenues; operating margins; return on assets; return on equity; debt; debt plus equity; market or economic value added; stock price appreciation; total stockholder return; cost control; strategic initiatives; market share; net income; return on invested capital; improvements in capital structure; or customer satisfaction, employee satisfaction, services performance, subscriber, cash management or asset management metrics. Such performance goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable Affiliate or business unit of the Company) under one or more of the measures described above relative to the performance of other corporations. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.

      (c) Notwithstanding any provision of the Plan other than Section 11, with respect to any Restricted Stock, Performance Award or Other Stock Unit Award that is subject to this Section 12, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Participant.

      (d) The Committee shall have the power to impose such other restrictions on Awards subject to this Section 12 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

      (e) Notwithstanding any provision of the Plan other than Section 4(c), no Participant may be granted Options or Stock Appreciation Rights, or Restricted Stock or Performance Awards subject to this Section 12 that are denominated in Shares, in any calendar year period with respect to more than 3 million Shares, and the maximum dollar value payable with respect to Performance Units and/or Other Stock Unit Awards that are valued with reference to property other than Shares and granted to any Participant in any one calendar year is $10,000,000.

      Section 13.     Amendments and Termination. The Board or the Committee may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (a) stockholder approval if such approval is necessary to qualify for or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply or (b) the consent of the affected Participant, if such action would impair the rights of such Participant under any outstanding Award. Notwithstanding anything to the contrary herein, (x) the Board or the Committee may amend the Plan in such manner as may be necessary so as to have the Plan conform to local rules and regulations in any jurisdiction outside the United States and (y) the Committee may not amend Section 4 to increase the number of Shares available for issuance under the Plan.

      The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall (a) impair the rights of any Participant without his or her consent or (b) except for adjustments made pursuant to Section 4(c) or in connection with Substitute Awards, reduce the exercise price of outstanding Options or Stock Appreciation Rights without stockholder approval, or cancel or amend outstanding Options or Stock Appreciation Rights for the purpose of repricing, replacing or regranting such Options or Stock Appreciation Rights with an exercise price that is less than the original exercise price (as adjusted pursuant to Section 4(c) or in connection with a Substitute Award) of such Options or Stock Appreciation Rights without stockholder approval. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a “modification” that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Section 4(c) shall not be subject to these restrictions.

      Section 14.     General Provisions.

      (a) No Award, and no Shares subject to Awards described in Section 10 that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, except by will or by the laws of descent and distribution; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant. Each Award shall be exercisable, during the Participant’s lifetime, only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. Notwithstanding the foregoing, and subject to Section 422 of the Code, the Committee, in its sole discretion, may permit a Participant to assign or transfer an Award; provided, however, that an Award so assigned or transferred shall be subject to all the terms and conditions of the Plan and the instrument evidencing the Award.

      (b) No Employee or Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.

      (c) The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

      (d) Nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment or service contract or confer or be deemed to confer on any Participant any right to continue in the employ or service of, or to continue any other relationship with, the Company or any Affiliate or limit in any way the right of the Company or any Affiliate to terminate a Participant’s employment or service or other relationship at any time, with or without cause.

      (e) Except as provided in Section 12, the Committee shall be authorized to make adjustments in performance award criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. In the event that the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of or combination with another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate.

      (f) The Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be canceled or suspended. In addition, all outstanding Awards to any Participant shall be canceled if the Participant, without the consent of the Company, while employed by the Company or after termination of such employment or service, establishes a relationship with a competitor of the Company or engages in activity that is in conflict with or adverse to the interest of the Company, as determined under the Company’s Non-Competition Guideline.

      (g) All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

      (h) No Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would comply with all applicable requirements of the U.S. federal securities laws and any other laws to which such offer, if made, would be subject.

      (i) The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (including, without limitation, any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash dividends, or cash payments in amounts equivalent to cash dividends on Shares (“dividend equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. Any amounts payable from such deferral program payable in Shares relating to Awards granted under the Plan or under the Company’s Adjustment Plan shall be paid from Shares available for issuance under the Plan.

      (j) Except as otherwise required in any applicable Award Agreement or by the terms of the Plan, recipients of Awards under the Plan shall not be required to make any payment or provide consideration other than the rendering of services.

      (k) The Committee may delegate to a committee of one or more directors of the Company or, to the extent permitted by Delaware law, to one or more officers or a committee of officers the right to grant Awards to Employees who are not officers or directors of the Company and to cancel or suspend Awards to Employees who are not officers or directors of the Company.

      (l) The Company shall be authorized to withhold from any Award granted or payment due under the Plan the amount of withholding taxes due in respect of an Award or payment hereunder and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by delivery of or transfer of Shares to the Company (up to the employer’s minimum required tax withholding rate to the extent the Participant has owned the surrendered shares for less than six months if such a limitation is necessary to avoid a charge to the Company for financial reporting purposes), or by directing the Company to retain Shares (up to the employer’s minimum required tax withholding rate if such a limitation is necessary to avoid a charge to the Company for financial reporting purposes) otherwise deliverable in connection with the Award.

      (m) Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

      (n) The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Washington and applicable federal law.

      (o) If any provision of the Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

      (p) Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country.

      Section 15.     Effective Date of Plan. The Plan shall be effective as of June 8, 2001.

      Section 16.     Term of Plan. Unless sooner terminated as provided herein, the Plan shall terminate on June 8, 2011.

Appendix C

AT&T WIRELESS

SHORT TERM INCENTIVE PLAN

Amended and Restated

Effective January 1, 2003

      The Compensation Committee (the “Compensation Committee”) of the Board of Directors of AT&T Wireless Services, Inc. (the “Company”) hereby adopts this amended and restated Short Term Incentive Plan (the “Plan”), subject to stockholder approval as described in Section 10.

      1.     Purpose. The primary purpose of the Plan is to enhance the ability of the Company and its affiliates to attract, motivate and retain individuals of exceptional managerial talent on whom, in large measure, the sustained progress, growth and profitability of the Company depend. The bonus awards under the Plan are intended to qualify as “performance-based” compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”).

      2.     Administration. The Plan shall be administered by the Compensation Committee, which shall have full power and authority to construe, interpret and administer the Plan. The Compensation Committee shall have full authority to make all eligibility, bonus and other determinations necessary or appropriate for the proper administration of the Plan.

      3.     Participants.

      (a) Eligible Employees. For each bonus measurement period, the CEO, four highest compensated officers (within the meaning of Section 162(m)) and any other employee who the Company has designated as a Section 16 officer at the beginning of the bonus measurement period shall be eligible to participate in the Plan, unless determined otherwise by the Compensation Committee in its discretion.

      (b) Participation. In general, to participate in the Plan an eligible employee must be continuously employed by the Company or its affiliates for the entire bonus measurement period. However, for an eligible employee who is hired or terminates employment during a bonus measurement period, the Compensation Committee in its discretion may award such employee a pro rata bonus in accordance with Sections 4(c) and 5 and the performance-based compensation requirements of Section 162(m). An eligible employee under this Section 3(b) shall be referred to as a “Participant.” A bonus measurement period shall equal a calendar year, unless determined otherwise by the Compensation Committee in its discretion.

      (c) Change in Control. In the event of a Change in Control, a Participant shall be entitled to a minimum bonus award for the bonus measurement period that contains the effective time of the Change in Control. The minimum bonus award shall equal the product of (i) the Participant’s target annual incentive award in effect as of the effective time of the Change in Control, (ii) a fraction, the numerator of which is the number of calendar days in the then-current bonus measurement period and the denominator of which is 365, and (iii) year-to-date actual performance with respect to the performance goals for such bonus measurement period, as reasonably determined by the Compensation Committee immediately prior to the effective time of the Change in Control. A “Change in Control” for purposes of this Section 3(c) shall have the meaning set forth in the Company’s Long Term Incentive Plan, as may be amended from time to time. A “target annual incentive award” for purposes of this Section 3(c) shall mean, for each Participant, the target annual incentive award established by the Company’s management and presented to the Compensation Committee in connection with establishing the maximum bonus award for the Participant under Section 4(a). The target annual incentive award shall be less than the maximum bonus award.

      4.     Bonus Awards. The following provisions shall apply to bonus awards under the Plan:

(a) Maximum Bonus Award. Prior to the beginning of each bonus measurement period or such later time as may be permitted by Section 162(m), the Compensation Committee shall establish a maximum bonus award for each Participant, expressed as a percentage of the bonus pool specified in

Section 4(b); provided, however, that the total of all such maximum percentages shall not exceed 100% and the maximum percentage for any individual Participant shall not exceed 40%.

(b) Bonus Pool. For each bonus measurement period, the Compensation Committee shall establish a bonus pool of up to $18,000,000 and set performance goals, which shall determine whether the bonus pool is funded for the bonus measurement period. If the performance goals are not satisfied in accordance with Section 5, the bonus pool for the bonus measurement period shall equal $0. The performance goals may be based on the attainment of specified levels of one or any combination of the following business criteria of the Company, its affiliates or its business units, as reported or calculated by the Company: cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); working capital; earnings per share; book value per share; operating income (including or excluding depreciation, amortization or other expenses); revenues; operating margins; return on assets; return on equity; debt; debt plus equity; market or economic value added; stock price appreciation; total stockholder return; cost control; strategic initiatives; market share; net income; return on invested capital; improvements in capital structure; or customer satisfaction, employee satisfaction, service performance, subscriber, cash management or asset management metrics. Such performance goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable affiliate or division of the Company) under one or more of the measures described above relative to the performance of other corporations. The Compensation Committee shall set such performance goals prior to the beginning of each bonus measurement period or such later time as may be permitted by Section 162(m).

(c) Individual Bonus Awards. The bonus award to a Participant shall not exceed the maximum bonus award specified in Section 4(a). The aggregate amount of all bonus awards to all Participants for any bonus measurement period shall not exceed 100% of the bonus pool specified in Section 4(b).

      5.     Compensation Committee Certification. The Compensation Committee shall determine, in accordance with the minimum bonus awards, performance goals and other elements established pursuant to Sections 3 and 4, the amounts to be awarded to each Participant under the Plan for each bonus measurement period. The Compensation Committee’s determinations shall be final and binding on all Participants. These determinations must be certified in writing after the completion of the bonus measurement period and before bonuses for such period are paid, which requirement may be satisfied by approved minutes of the Compensation Committee meeting that set out the determinations made. The Compensation Committee shall not have discretion to increase the bonus awards that would otherwise be due to Participants under the terms of the Plan.

      6.     Payment of Bonus Awards. Payment of bonus awards shall be made in cash at such times and on such terms as are determined by the Compensation Committee in its discretion. Payment of bonus awards may be deferred by Participants in accordance with the terms of the Company’s Deferred Compensation Plan.

      7.     Amendments. The Compensation Committee may amend the Plan at any time; provided, however, that to the extent it would cause the Plan to fail to qualify as “performance-based” compensation under Section 162(m) with respect to any Participant, the Compensation Committee shall not have the power to change the material terms of the performance goals unless (a) the modified performance goals are established by the Compensation Committee no later than the deadline established under Section 162(m) and (b) no bonuses are paid under the modified performance goals until after the material terms of the modified performance goals are disclosed to and approved by the Company’s stockholders to the extent required by Section 162(m). No amendment that adversely affects a Participant’s right to or interest in a bonus awarded by the Compensation Committee prior to the date of the amendment shall be effective unless the Participant agrees to the amendment in writing.

      8.     Termination. The Compensation Committee may terminate the Plan at any time and for any reason. The Compensation Committee shall provide Participants with written notice of the Plan’s termination as soon as practicable following such termination.

      9.     Other Conditions.

      (a) No Claims; No Assignment or Alienation. No person shall have any claim to a bonus award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan. Bonus awards under the Plan may not be assigned, alienated, pledged, transferred, encumbered, attached, garnished or subjected to any other disposition.

      (b) Unfunded Plan. The Company shall have no obligation to reserve or otherwise fund in advance any bonus awards that are or may in the future become payable under the Plan. Any funds that the Company, acting in its sole and absolute discretion, determines to reserve for future payments under the Plan may be commingled with other assets or funds of the Company and need not in any way be segregated from other assets or funds held by the Company. A Participant’s rights to payment of a bonus award under the Plan shall be limited to those of a general creditor of the Company.

      (c) No Right to Employment. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant the right to be retained in the employ of the Company.

      (d) Tax Withholding. The Company shall have the right to withhold from the payment of any bonus award under the Plan any federal, state or local taxes in accordance with applicable law.

      (e) Other Plans. Bonus awards under the Plan shall not constitute compensation for the purpose of determining benefits under any other plan of the Company unless expressly included in compensation under the terms of such other plan.

      (f) Governing Law. The Plan shall be governed by the laws of the State of Washington, other than its choice of law rules, and applicable federal law.

      10.     Effective Date; Stockholder Approval; Prior Plans Superseded. The Plan shall be effective for bonus measurement periods beginning on or after January 1, 2003, subject to approval of the Plan by the Company’s stockholders in accordance with Section 162(m). The Plan shall replace and supersede all current and prior bonus plans, programs and arrangements of a similar annual incentive nature with respect to each Participant.

797553428213

Your directors recommend a vote “FOR” Proposals 1, 2, 3 and 4 and “AGAINST” Proposals 5 and 6.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

		FOR ALL nominees	WITHHOLD FROM ALL nominees
1.	Election of Directors	☐	☐
01 Donald V. Fites
02 John W. Madigan
03 A. Barry Rand

FOR ALL EXCEPT the following nominee(s):

		FOR	AGAINST	ABSTAIN
2.	Ratify the appointment of PricewaterhouseCoopers LLP as our Independent Accountants.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	Approve the Amended and Restated AT&T Wireless Services, Inc. 2001 Long Term Incentive Plan.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
4.	Approve the AT&T Wireless Short Term Incentive Plan.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
5.	Vote on shareholder proposal relating to indexed stock options.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
6.	Vote on shareholder proposal relating to shareholder rights plans.	☐	☐	☐

By checking the box to the right, I consent to future delivery of annual reports, proxy statements and other shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that I will continue to receive a paper copy of the proxy card and that the Company may no longer distribute other printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company’s transfer agent, Mellon Investor Services LLC at 1-866-367-6357 and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.	☐

I plan to attend the annual meeting.	☐

Signature	Signature	Date	, 2003

Your signature is required if you are using this proxy card to vote your shares. If shares are registered in the names of two or more persons, each should sign. If you are signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you attend the annual meeting in person and decide to vote by ballot, such vote will supersede this proxy.

▲     FOLD AND DETACH HERE    ▲

Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week

Internet and telephone voting is available until 8 PM Pacific time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/awe		1-800-435-6710
Use the Internet to vote your proxy. Have your proxy card in hand when you access the website. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
please do NOT mail back your proxy card.

You can access, view and download this year’s Annual Report and Proxy Statement on the
AT&T Wireless Investor Relations website at www.attws.com/wirelessir.

▼     IF YOU PLAN TO ATTEND THE MEETING    ▼

AT&T Wireless Services, Inc. c/o Mellon Investor Services P.O. Box 3720, South Hackensack, NJ 07606	Admission Ticket

[imprint name of shareholder]	Annual Meeting of Shareholders Date – June 11, 2003 Time – 9:00 a.m. Pacific time (doors open at 8:30 a.m. Pacific time) Location – Meydenbauer Center 11100 N.E. 6th Street Bellevue, Washington 98004
ADMITTANCE MAY BE DENIED WITHOUT A TICKET

PROXY

AT&T Wireless Services, Inc.
7277-164th Ave. N.E., Bldg. 1, Redmond, WA 98052

This proxy is solicited on behalf of the board of directors for the annual meeting on June 11, 2003.

     I hereby appoint John D. Zeglis, Joseph McCabe Jr., and Marilyn J. Wasser, and each of them, proxies, with the powers I would possess if personally present, and with full power of substitution, to vote all my shares in AT&T Wireless Services, Inc. at the annual meeting of shareholders to be held at Meydenbauer Center, Bellevue, Washington at 9:00 a.m. Pacific time on June 11, 2003, and at any adjournment or postponement thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement, and in accordance with my instructions on the reverse side of this proxy card. In the event that any other matter may properly come before the meeting, or any adjournment or postponement thereof, the proxies are each authorized to vote such matter in his or her discretion.

     If there are shares of stock allocated to you in the AT&T Wireless Services, Inc. 401(k) plan (as described in the proxy statement), the instructions on this proxy card also will be used as instructions to the trustee of the plan to vote those shares as indicated on the reverse side of this proxy card and to authorize the trustee to vote in its judgment or to empower the proxies to vote in the proxies’ judgment on such other business as may properly come before the meeting and any adjournment or postponement thereof. If you own shares purchased through the AT&T Wireless Services, Inc. Employee Stock Purchase Plan (ESPP), the instructions on this proxy card also will be used as instructions to the ESPP broker.

     The shares represented by this proxy card will be voted in accordance with your instructions if the card is signed and returned.
If this card is signed and returned without instructions, your shares will be voted in favor of Proposals 1, 2, 3 and 4 and against Proposals 5 and 6. In either case, each of the proxies will be authorized to vote your shares in his or her discretion on any other matter that may properly come before the meeting. If you do not vote by telephone or Internet, or sign and return a proxy card or attend the annual meeting and vote by ballot, your shares will not be voted. If you are voting with this proxy card, please mark your choices and sign the other side of the proxy card and return it promptly to AT&T Wireless Services, Inc., c/o Mellon Investor Services, P.O. Box 3720, South Hackensack, NJ 07606-9420.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲     FOLD AND DETACH HERE    ▲

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of AT&T Wireless Services, Inc. will be held at Meydenbauer Center, 11100 N.E. 6th Street, Bellevue, Washington 98004, on Wednesday, June 11, 2003, at 9:00 a.m. Pacific time.

Items of business at the meeting will be:

1.	To elect three members of the board of directors for three-year terms.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for 2003.

3.	To approve the Amended and Restated AT&T Wireless Services, Inc. 2001 Long Term Incentive Plan.

4.	To approve the AT&T Wireless Short Term Incentive Plan.

5.	To act on the shareholder proposals set forth in the proxy statement, if they are presented.

6.	To act on other matters and transact other business, as may properly come before the meeting and any adjournment or postponement of the meeting.

Only shareholders who held shares of record as of the close of business on April 14, 2003, are entitled to receive notice of and to vote at the meeting or any adjournment or postponement thereof.

Your vote is important. Whether or not you plan to attend the annual meeting in person, please submit your proxy as soon as possible. You can vote by telephone, on the Internet or by mail with a proxy card. Voting by any of these three methods will ensure that you are represented at the annual meeting even if you are not there in person. Please review the instructions on the proxy card regarding each of these voting options. Shareholders who have previously voted but attend the meeting may change their vote at the meeting.

By Order of the Board of Directors Marilyn J. Wasser Executive Vice President, Associate General Counsel–Corporate and Corporate Secretary

▼     IF YOU PLAN TO ATTEND THE MEETING    ▼

ADMISSION TICKET AND TRAVEL DIRECTIONS

Please present this admission ticket and photo identification for the shareholder named on the front of this card for admittance to the annual meeting. For security purposes, bags and purses will be subject to search at the door. Seating at the meeting will be limited and admittance will be based on space availability.

From I-5 take either I-90 or SR-520 and head east to Bellevue. Take I-405–north from I-90 or I-405–south from SR-520 to downtown Bellevue. Exit on N.E. 4th Street (Exit 13-A), turn west off the exit and then right at the first light onto 112th Avenue N.E. Drive one block north to N.E. 6th Street and turn left. Meydenbauer Center is located on the corner of 112th Avenue N.E. and N.E. 6th Street. Parking is available at Meydenbauer Center for a fee.